Exhibit 2.3

Execution Copy

AGREEMENT AND PLAN OF MERGER

among:

Ditech Communication Corporations,

a Delaware corporation;

Spitfire Acquisition Corp.,

a Delaware corporation;

Jasomi Networks, Inc.,

a Delaware corporation;

Jasomi Networks Canada, Inc.,

an Alberta corporation;

and

Certain Stockholders of Jasomi Networks, Inc.

Dated as of June 6, 2005

TABLE OF CONTENTS

SECTION 1.	DESCRIPTION OF TRANSACTION
1.1	Merger of Merger Sub into the Company
1.2	Effect of the Merger
1.3	Closing; Effective Time
1.4	Certificate of Incorporation and Bylaws; Directors and Officers
1.5	Conversion of Shares
1.6	Assumption of Company Options; Termination of Rights to Acquire Company Capital Stock
1.7	Escrow
1.8	Merger Consideration Adjustment
1.9	Closing of the Company’s Transfer Books
1.10	Exchange of Certificates
1.11	Dissenting Shares
1.12	Further Action

SECTION 2.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY
2.1	Due Organization; No Subsidiaries; Etc
2.2	Certificate of Incorporation and Bylaws; Records
2.3	Capitalization, Etc
2.4	Financial Statements
2.5	Absence of Changes
2.6	Title to Assets
2.7	Bank Accounts; Receivables
2.8	Equipment; Leasehold
2.9	Intellectual Property
2.10	Contracts
2.11	Liabilities
2.12	Compliance with Legal Requirements
2.13	Governmental Authorizations
2.14	Tax Matters
2.15	Employee and Labor Matters; Benefit Plans

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2.16	Environmental Matters
2.17	Insurance
2.18	Related Party Transactions
2.19	Legal Proceedings; Orders
2.20	Authority; Binding Nature of Agreement
2.21	Non-Contravention; Consents
2.22	No Brokers/Finders
2.23	Full Disclosure

SECTION 3.	REPRESENTATIONS AND WARRANTIES OF SIGNING STOCKHOLDERS
3.1	Power and Capacity, etc
3.2	No Conflicts or Consents
3.3	Reserved
3.4	Title to Securities
3.5	Capacity; Legal Proceedings
3.6	Private Placement.

SECTION 4.	REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
4.2	SEC Filings; Financial Statements
4.3	Authority; Binding Nature of Agreement
4.4	No Conflict
4.5	Required Filings and Consents
4.6	Offering
4.7	Valid Issuance of Convertible Debentures and Parent Shares

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF JASOMI CANADA
5.1	Due Organization
5.2	Title to Assets; Leasehold
5.3	Intellectual Property; No Contracts
5.4	Compliance with Legal Requirements
5.5	Legal Proceedings; Orders
5.6	Authority; Binding Nature of Agreement

SECTION 6.	CERTAIN COVENANTS OF THE COMPANY, JASOMI CANADA AND THE SIGNING STOCKHOLDERS
6.1	Access and Investigation
6.2	Operation of the Company’s and Jasomi Canada’s Business
6.3	Notification; Updates to Disclosure Schedule
6.4	No Negotiation

SECTION 7.	ADDITIONAL COVENANTS OF THE PARTIES
7.1	Filings and Consents
7.2	Company Stockholders’ Meeting; Action by Written Consent
7.3	Public Announcements
7.4	Closing Efforts
7.5	Reserved
7.6	FIRPTA Matters
7.7	Release
7.8	Employment Matters
7.9	Indemnification of Directors and Officers
7.10	Registration of Securities
7.11	Severance

SECTION 8.	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB
8.1	Accuracy of Representations
8.2	Performance of Covenants
8.3	Stockholder Approval
8.4	Consents
8.5	Agreements and Documents
8.6	FIRPTA Compliance
8.7	No Restraints
8.8	No Legal Proceedings
8.9	Cancellation of Convertible Promissory Notes
8.10	Assumption of Jasomi Canada Agreements
8.11	Jasomi Canada Indemnification Agreement

SECTION 9.	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY
9.1	Accuracy of Representations
9.2	Performance of Covenants
9.3	Agreements and Documents
9.4	No Restraints
9.5	Assumption of Jasomi Canada Agreements
9.6	Incentive Plan
9.7	Severance Plan
9.8	Offer Letters
9.9	Resale Restrictions

SECTION 10.	TERMINATION
10.1	Termination Events
10.2	Termination Procedures
10.3	Effect of Termination

SECTION 11.	INDEMNIFICATION, ETC
11.1	Survival of Representations, Etc
11.2	Indemnification by Stockholders
11.3	Indemnification Claims Procedures From the Escrow Fund
11.4	Indemnification Claims Procedures From the Convertible Debentures
11.5	Satisfaction of Indemnification Claim by Stockholders
11.6	Threshold; Ceiling; Joint and Several Liability
11.7	No Contribution
11.8	Interest
11.9	Defense of Third Party Claims
11.10	Exercise of Remedies by Indemnitees Other Than Parent

SECTION 12.	MISCELLANEOUS PROVISIONS
12.1	Stockholders’ Representative
12.2	Further Assurances
12.3	Fees and Expenses

12.4	Notices
12.5	Confidentiality
12.6	Time of the Essence
12.7	Headings
12.8	Counterparts
12.9	Governing Law
12.10	Arbitration
12.11	Successors and Assigns
12.12	Remedies Cumulative; Specific Performance
12.13	Waiver
12.14	Amendments
12.15	Severability
12.16	Parties in Interest
12.17	Entire Agreement
12.18	Construction

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EXHIBITS

Exhibit A	Signing Stockholders

Exhibit B	Definitions

Exhibit C	Form of Certificate of Merger

Exhibit D	Form of Certificate of Incorporation of the Surviving Corporation at the Effective Time

Exhibit E-1	First Tranche Convertible Debentures

Exhibit E-2	Second Tranche Convertible Debentures

Exhibit F	Escrow Agreement

Exhibit G	Form of Closing Balance Sheet at the time of the Closing

Exhibit H	Form of General Release

Exhibit I	Form of Noncompetition and Nonsolicitation Agreement

Exhibit J	Persons Signing Noncompetition and Nonsolicitation Agreements

Exhibit K	Form of Offer Letter

Exhibit L	Form of Legal Opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Exhibit M	Form of Legal Opinion of Cooley Godward LLP

Exhibit N	Form of Assignment and Assumption Agreement

Exhibit O	Form of Indemnification Agreement

ALL SCHEDULES AND EXHIBITS (OTHER THAN EXHIBITS A AND B) TO THE AGREEMENT AND PLAN OF MERGER HAVE BEEN OMITTED. COPIES OF SUCH SCHEDULES AND EXHIBITS WILL BE FURNISHED SUPPLEMENTALLY TO THE COMMISSION UPON REQUEST.

Disclosure Schedule - The Disclosure Schedule is a separate document not part of the Agreement and Plan of Merger, which includes exceptions to the representations and warranties made by Jasomi Networks, Inc., Jasomi Networks (Canada), Inc. and the Signing Stockholders in the Agreement and Plan of Merger together with certain disclosures made by Jasomi Networks, Inc., Jasomi Networks (Canada), Inc. and the Signing Stockholders relating to Jasomi Networks, Inc.

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (“Agreement”) is made and entered into as of June 6, 2005, by and among:  Ditech Communications Corporation, a Delaware corporation (“Parent”); Spitfire Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”); Jasomi Networks, Inc., a Delaware corporation (the “Company”); Jasomi Networks (Canada), Inc., an Alberta corporation (“Jasomi Canada”); and the parties identified on Exhibit A (the “Signing Stockholders”).  Certain other capitalized terms used in this Agreement are defined in Exhibit B.

Recitals

A.                                    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the DGCL (the “Merger”).  Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

B.                                    In connection with the Merger, Parent intends to hire certain employees of Jasomi Canada and Jasomi Canada intends to make certain representations and warranties to, and covenants with, Parent and Merger Sub as provided herein.

C.                                    This Agreement has been approved by the respective boards of directors of Parent, Merger Sub, the Company and Jasomi Canada.

Agreement

The parties to this Agreement agree as follows:

SECTION 1.                            Description of Transaction

1.1                               Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

1.2                               Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.

1.3                               Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Cooley Godward llp, 3175 Hanover St., Palo Alto, California 94304 at 10:00 a.m. on June 27, 2005, or at such other time and date prior to August 2, 2005 as Parent may designate upon not less than five days’ prior notice to the Company (the “Scheduled Closing Time”).  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”  Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger in the form attached hereto as Exhibit C shall be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4                               Certificate of Incorporation and Bylaws; Directors and Officers.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)                                  the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit D;

(b)                                  the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

(c)                                  the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the officers and directors of Merger Sub as in effect immediately prior to the Effective Time.

1.5                               Conversion of Shares.  Subject to Sections 1.7, 1.9, 1.10 and 1.11, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Stockholder of the Company and without regard to the provisions of the Company’s Certificate of Incorporation:

(a)                                  each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive:  (i) cash equal to the Per Share Common Cash Amount minus the Per Share Common Escrow Payment; (ii) convertible debentures in substantially the form attached hereto as Exhibit E-1 (“First Tranche Convertible Debentures”) in the principal amount equal to the Per Share First Tranche Common Debenture Amount; (iii) convertible debentures in substantially the form attached hereto as Exhibit E-2 (“Second Tranche Convertible Debentures,” and, together with the First Tranche Convertible Debentures, the “Convertible Debentures”) in the principal amount equal to the Per Share Second Tranche Common Debenture Amount; (iv) any consideration required to be released from the Escrow Fund (as defined in Section 1.7(a)) with respect to such share of Company Common Stock to the former holder thereof in accordance with Section 11.3 and the Escrow Agreement (as defined in Section 1.7(a)) (as and when such consideration is required to be released to such former holder); and (v) at such time, if any, as the Surviving Company shall receive any Intercompany Payment Amount, cash equal to the Per Share Intercompany Payment Amount with respect to such Intercompany Payment Amount;

(b)                                  each share of Company Preferred Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive:  (i) cash equal to the Per Share Preferred Cash Amount minus the Per Share Preferred Escrow Payment; (ii) First Tranche Convertible Debentures in the principal amount equal to the Per Share First Tranche Preferred

Debenture Amount; (iii) Second Tranche Convertible Debentures in the principal amount equal to the Per Share Second Tranche Preferred Debenture Amount; (iv) any consideration required to be released from the Escrow Fund (as defined in Section 1.7(a)) with respect to such share of Company Preferred Stock to the former holder thereof in accordance with Section 11.3 and the Escrow Agreement (as defined in Section 1.7(a)) (as and when such consideration is required to be released to such former holder); and (v) at such time, if any, as the Surviving Company shall receive any Intercompany Payment Amount, cash equal to the Per Share Intercompany Payment Amount with respect to such Intercompany Payment Amount;

(c)                                  each share of the common stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation; and

(d)                                  if any shares of Company Common Stock that are outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition providing that such shares (“Company Restricted Stock”) may be forfeited or repurchased by the Company upon any termination of the Stockholder’s employment, directorship or other relationship with the Company (and/or any affiliate of the Company) under the terms of any stock option exercise agreement, restricted stock purchase agreement or other agreement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the transactions contemplated hereby, then the Convertible Debentures and the cash consideration issued upon the conversion of such shares in the Merger will continue to be unvested and subject to the same or equivalent repurchase options, risks of forfeiture or other conditions following the Effective Time. The Convertible Debentures may accordingly be marked with appropriate legends noting such repurchase options, risks of forfeiture or other conditions.  Any cash portion of the Net Common Stock Consideration to be paid upon the conversion of shares of Company Restricted Stock or upon release from the Escrow Fund, any cash to be paid upon maturity of the Convertible Debentures issued upon the conversion of shares of Company Restricted Stock, and any shares of Parent Common Stock to be issued upon conversion of such Convertible Debentures, will be held in escrow by Parent or its designee until such repurchase options, risks of forfeiture or other conditions lapse or are exercised by Parent. The Company shall use commercially reasonable efforts to ensure that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(e)                                  For purposes of this Agreement:

(i)                                    “Cash Consideration Percentage” means the quotient obtained by dividing (a) the Net Merger Consideration less $7,000,000, by (b) the Net Merger Consideration.

(ii)                                “Common Stock Consideration” means $0.9436.

(iii)                            “First Tranche Debenture Consideration Percentage” means the quotient obtained by dividing (a) $3,000,000, by (b) the Net Merger Consideration.

(iv)                               “Intercompany Payment Amount” means any amount received by Surviving Company from Jasomi Canada pursuant to the Intercompany Agreements.

(v)                                   “Net Common Stock Consideration” means the Common Stock Consideration, less the Per Share Working Capital Adjustment.

(vi)                               “Net Merger Consideration” means an amount equal to (a) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time multiplied by the Net Common Stock Consideration, plus (b) the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time multiplied by the Net Preferred Stock Consideration.

(vii)                           “Net Preferred Stock Consideration” means the Preferred Stock Consideration, less the Per Share Working Capital Adjustment.

(viii)                       “Option Exchange Ratio” means the Net Common Stock Consideration divided by the Parent Common Stock Price.

(ix)                              “Parent Common Stock Price” means the closing price per share of Parent Common Stock on the Nasdaq National Market on the Closing Date.

(x)                                  “Per Share Common Cash Amount” means the Cash Consideration Percentage multiplied by the Net Common Stock Consideration.

(xi)                              “Per Share Common Escrow Payment” means (a) $2,000,000 multiplied by (i) the Net Common Stock Consideration multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, divided by the Net Common Stock Consideration multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the Net Preferred Stock Consideration multiplied by the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, divided by (ii) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

(xii)                          “Per Share First Tranche Common Debenture Amount” means the First Tranche Debenture Consideration Percentage multiplied by the Net Common Stock Consideration.

(xiii)                      “Per Share First Tranche Preferred Debenture Amount” means the First Tranche Debenture Consideration Percentage multiplied by the Net Preferred Stock Consideration.

(xiv)                         “Per Share Intercompany Payment Amount” means, with respect to any Intercompany Payment Amount, such Intercompany Payment Amount divided by the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

(xv)                             “Per Share Second Tranche Common Debenture Amount” means the Second Tranche Debenture Consideration Percentage multiplied by the Net Common Stock Consideration.

(xvi)                         “Per Share Second Tranche Preferred Debenture Amount” means the Second Tranche Debenture Consideration Percentage multiplied by the Net Preferred Stock Consideration.

(xvii)                     “Per Share Preferred Cash Amount” shall mean the Cash Consideration Percentage multiplied by the Net Preferred Stock Consideration.

(xviii)                 “Per Share Preferred Escrow Payment” means (a) $2,000,000 multiplied by (i) the Net Preferred Stock Consideration multiplied by the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, divided by the Net Common Stock Consideration multiplied by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus the Net Preferred Stock Consideration multiplied by the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time, divided by (ii) the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

(xix)                        “Per Share Working Capital Shortfall” means the Working Capital Shortfall, if any, divided by the sum of (i) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time plus (ii) the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

(xx)                            “Preferred Stock Consideration” means $1.4536.

(xxi)                        “Second Tranche Debenture Consideration Percentage” means the quotient obtained by dividing (a) $4,000,000, by (b) the Net Merger Consideration.

(f)                                    The parties hereby acknowledge and agree that the Escrow Fund (as defined in Section 1.7(a)) and the Convertible Debentures shall be treated as installment obligations for purposes of Section 453 of the Code, and no party shall take any action or filing position inconsistent with such characterization.  The parties agree that because the entire principal amount of the Convertible Debentures is contingent on the continued employment of certain employees of the Company, the initial adjusted issue price of such Convertible Debentures for purposes of Sections 1271 through 1275 of the Code will be zero, and as a result the Company will not report any interest income as earned by the holders of the Convertible Debentures until (i) the first anniversary of the issuance of such promissory notes, in the case of the First Tranche Convertible Debentures, and (ii) the second anniversary of the issuance of such promissory notes, in the case of the Second Tranche Convertible Debentures.

1.6                               Assumption of Company Options; Termination of Rights to Acquire Company Capital Stock.

(a)                                  At the Effective Time, each vested and unvested Company Option shall be assumed and converted into an option to purchase such number of shares of Parent Common

Stock equal to the product of (i) the number of shares of Company Common Stock issuable upon exercise of such Company Option, multiplied by (ii) the Option Exchange Ratio (each such converted option referred to as a “Parent Option”), rounded down to the nearest whole share.  The per share exercise price of the Parent Option shall be equal to the exercise price per share of the vested Company Option, divided by the Option Exchange Ratio, rounded up to the nearest whole cent.  The term, vesting schedule, and all of the other terms of the Company Options shall otherwise remain unchanged.  It is the intention of the parties that each Company Option so assumed by Parent shall qualify following the Effective Time as an incentive stock option as defined in Section 422 of the Code to the extent permitted under Section 422 of the Code and to the extent such Company Option qualified as an incentive stock option prior to the Effective Time.

(b)                                  At the Effective Time, each warrant or other right to acquire Company Capital Stock (other than Company Options) shall be cancelled as of the time immediately prior to the Effective Time and shall have no further force of effect thereafter.

1.7                               Escrow.

(a)                                  Notwithstanding anything herein to the contrary, at the Effective Time, Parent shall: (1) remit to Greater Bay Trust Company, as escrow agent (the “Escrow Agent”), pursuant to an escrow agreement substantially in the form attached hereto as Exhibit F (the “Escrow Agreement”), to be held in accordance with the terms thereof, an amount equal to two million dollars ($2,000,000), less the Per Share Common Escrow Payment or Per Share Preferred Escrow Payment, as applicable, with respect to each Dissenting Share (the “Escrow Fund”), and (2) remit to the Surviving Company One Hundred Percent (100%) of the Net Merger Consideration to which holders of Dissenting Shares would be entitled with respect to such shares but for the preservation by the holders of such Dissenting Shares of their appraisal rights pursuant to Section 262 of the DGCL; provided, that for purposes of this Section 1.7, any issued and outstanding share of capital stock of the Company that has not been voted in favor of the adoption of this Agreement and in favor of the Merger and for which appraisal rights pursuant to Section 262 of the DGCL remain available shall be deemed a Dissenting Share.

(b)                                  The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement.  The Escrow Fund shall be held (i) for the benefit of Parent and to provide for any payments, if any, to the former holders of Company Capital Stock hereunder and pursuant to the terms of the Escrow Agreement, and (ii) to provide for any payments to be made to Parent or any Indemnitee hereunder including the indemnification obligations owed to any Indemnitee and any amounts that may be owed to Parent under Section 1.8.  The Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.  Any income and gains of the Escrow Fund shall be distributable to Parent in accordance with the terms of the Escrow Agreement.

(c)                                  In the event that a Dissenting Share is converted into the right to receive Merger Consideration in accordance with Section 1.11(a), the Certificate(s) evidencing such converted Dissenting Share is surrendered in accordance with Section 1.10, and the Per Share Common Cash Amount less the Per Share Common Escrow Payment, or the Per Share Preferred Cash Amount less the Per Share Preferred Escrow Payment, as applicable, is made with respect thereto, then, notwithstanding anything herein to the contrary, within five (5) business days of the date on which such payment is made, Parent (or the Surviving Company, if Parent has previously provided the relevant Net Merger Consideration to the Surviving Company) shall remit to the Escrow Agent the Common Escrow Payment or the Preferred Escrow Payment, as applicable, with respect to such converted Dissenting Shares represented by the surrendered Certificate(s), which amount shall be held in accordance with the terms of the Escrow Agreement.

(d)                                  To the extent a holder of Company Capital Stock becomes a holder of Dissenting Shares (as defined in Section 1.11), subject to no longer being a Dissenting Share, the Surviving Company shall retain the Net Merger Consideration otherwise payable with respect to the Dissenting Shares.

1.8                               Merger Consideration Adjustment.

(a)                                  At the Closing, the Company shall cause to be prepared and delivered to Parent a balance sheet of the Company in the form attached hereto as Exhibit G (the “Closing Balance Sheet”) at the time of the Closing.  The Closing Balance Sheet shall be prepared in accordance with practices reasonably approved by Parent, but subject to the requirements set forth in Sections 1.8(a)(i) and (ii).  Such Closing Balance Sheet shall include a calculation of “Net Working Capital” at the Closing.  For purposes of this Agreement, the following definitions shall apply:

(i)                                     “Current Assets” means the current assets of the Company at the Closing; provided, however, that notwithstanding anything herein to the contrary, the amount of accounts receivable of the Company that would otherwise be included in Current Assets shall be reduced by the excess, if any, of the amount of accounts receivable of the Company outstanding for more than ninety (90) days at the Closing Balance Sheet Effective Time; and provided further, that any amounts owed by Jasomi Canada to the Company that would constitute, upon receipt, Intercompany Payment Amounts and any cash received by the Company in connection with exercises of Company Options on or after May 27, 2005 shall not be current assets of the Company.

(ii)                                “Current Liabilities” shall mean the current liabilities of the Company at the Closing Balance Sheet Effective Time; provided, however, that notwithstanding anything herein to the contrary, Current Liabilities shall include, without limitation, the following amounts to the extent not paid prior to the Closing:  (A) all debt or other current liabilities (other than indebtedness for borrowed money) of the Company as of the Closing that are due within one year of the Closing Date; (B) employee related obligations, including any unpaid change in control bonus as a result of this Merger; and (C) any unpaid Transaction Costs.

(iv)                              “Net Working Capital” shall mean Current Assets less Current Liabilities.

(v)                                 “Net Working Capital Shortfall” shall mean the amount, if any, by which the Net Working Capital as set forth on the Closing Balance Sheet is less than $10,000.  For example, if the Net Working Capital as set forth on the Closing Balance Sheet is -$50,000, then the Net Working Capital Shortfall will equal $60,000.  If the Net Working Capital amount as set forth on the Closing Balance Sheet is $10,000 or more, then there is no Net Working Capital Shortfall.

(b)                                  Parent shall have 60 days following the Closing Date to audit the Closing Balance Sheet, and upon the discovery of any inaccuracies in such Closing Balance Sheet, it shall deliver a detailed statement (the “Objection Notice”) describing its objections to the Stockholders’ Representative within 60 days after the Closing Date, and setting forth the Net Working Capital as calculated by Parent.  If Parent delivers the Objection Notice to the Stockholders’ Representative on a timely basis, and the Stockholders’ Representative disagrees with the Net Working Capital as calculated by Parent, Parent and the Stockholders’ Representative will use reasonable efforts to resolve any such objections themselves. If they do not obtain a final resolution within 30 days after the Stockholders’ Representative has received the Objection Notice, either Parent or the Stockholders’ Representative may refer the unresolved objections to Ernst & Young, LLP, or another mutually agreeable nationally-recognized firm of independent auditors that has not performed work for, and is otherwise independent of, each of Parent, the Company and each Signing Stockholder (the “Independent Accountants”) for resolution, and the Independent Accountants shall make the determination of what, if any, changes are required in the Net Working Capital as set forth in the Closing Balance Sheet, consistent with the provisions of this Section 1.8, which shall be final and binding. The “Final Balance Sheet” shall mean the Closing Balance Sheet together with any revisions thereto pursuant to this Section 1.8(b).

(c)                                  In the event the parties submit any unresolved objections to the Independent Accountants for resolution as provided in Section 1.8(b) above, Parent and the Stockholders (through deductions from the Escrow Fund) will share responsibility for the fees and expenses of the Independent Accountants as follows:

(i)                                     if the Independent Accountants resolve all of the remaining objections in favor of the Stockholders’ Representative, determining that the Net Working Capital set forth on the Final Balance Sheet is the same as the Net Working Capital set forth in the Closing Balance Sheet (the “High Value”), the fees and expenses of the Independent Accountants will be paid by Parent;

(ii)                                  if the Independent Accountants resolve all of the remaining objections in favor of Parent, determining that the Net Working Capital set forth on the Final Balance Sheet is the same as the Net Working Capital set forth in the Objection Notice (the “Low Value”), all of the fees and expenses of the Independent Accountants will be paid out of the Escrow Fund; and

(iii)                               if the Independent Accountants resolve some of the remaining objections in favor of Parent and the rest of the remaining objections in favor of the Stockholders’ Representative (the Net Working Capital so determined is referred to herein as the

“Actual Value”), that fraction of the fees and expenses of the Independent Accountants equal to the quotient determined by dividing (x) the difference between the High Value and the Actual Value by (y) the difference between the High Value and the Low Value will be paid out of the Escrow Fund, and Parent will be responsible for the remainder of the fees and expenses.

(iv)                              The Company will make the work papers and back-up materials used in preparing the Closing Balance Sheet available to Parent at the Closing.  Parent will deliver along with any Objection Notice the work papers and back-up materials used by Parent in analyzing the Closing Balance Sheet and preparing any Objection Notice.

(d)                                  Net Working Capital Adjustment.  If Net Working Capital as set forth on the Final Balance Sheet is less than the Net Working Capital as set forth on the Closing Balance Sheet, then there shall be deemed to be a “Working Capital Deficit” equal to the amount by which the Net Working Capital as set forth on the Final Balance Sheet is less than the Net Working Capital as set forth on the Closing Balance Sheet.   If there is a Working Capital Deficit, Parent shall be entitled to receive out of the Escrow Fund an amount equal to the amount of the Working Capital Deficit.  To the extent any payment out of the Escrow Fund is required to be made under this Section 1.8, such payment shall be made within five (5) days of the date on which the calculation of Net Working Capital becomes final.

1.9                               Closing of the Company’s Transfer Books.  At the Effective Time, holders of certificates representing shares of the Company’s Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as Stockholders of the Company, and the stock transfer books of the Company shall be closed with respect to all shares of such Capital Stock outstanding immediately prior to the Effective Time.  No further transfer of any such shares of the Company’s Capital Stock shall be made on such stock transfer books after the Effective Time.  If, after the Effective Time, a valid certificate previously representing any of such shares of the Company’s Capital Stock (a “Company Stock Certificate”) is presented to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.5.

1.10                        Exchange of Certificates.

(a)                                  With respect to any stock certificate representing Company Capital Stock delivered to Parent at Closing, properly endorsed, a completed W-8 or W-9 form, as applicable, signed by the applicable Stockholder, and a properly executed letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (the “Letter of Transmittal”) (together, the “Share Exchange Delivery Requirements”), Parent shall (i) within 2 business days following the Closing cause to be delivered to such Stockholder the cash consideration to which such Stockholder is entitled pursuant to Section 1.5 and (ii) as promptly as is reasonably practicable cause to be delivered to such Stockholder the Convertible Debentures to which such Stockholder is entitled pursuant to Section 1.5.  With respect to which Share Exchange Delivery Requirements are not delivered to Parent at the Closing, at or as soon as practicable after the Effective Time, Parent will send to the holders of Company Stock Certificates (i) the Letter of Transmittal, and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the cash consideration and First Tranche

Convertible Debentures and Second Tranche Convertible Debentures as set forth in Section 1.5.  Until surrendered as contemplated by this Section 1.10, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive upon such surrender the consideration set forth in Section 1.5.  If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the payment of any cash or issuance of any Convertible Debentures, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against Parent or the Surviving Corporation with respect to such Company Stock Certificate.

(b)                                  Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable (including cash payable or shares issuable upon the Conversion of the Convertible Debentures) to any holder or former holder of Company Capital Stock pursuant to this Agreement such amounts as Parent or the Surviving Corporation may be required to deduct or withhold therefrom under the Code or under any applicable provision of state, local or foreign tax law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(c)                                  Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock for any cash amounts or Convertible Debentures, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

1.11                        Dissenting Shares.

(a)                                  Notwithstanding anything to the contrary contained in this Agreement, any shares of Company Capital Stock that, as of the Effective Time, are or may become Dissenting shares shall not be converted into or represent the right to receive cash or Convertible Debentures in accordance with Section 1.5, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders in Section 262 of the DGCL; provided, however, that if the status of any such shares as “dissenting shares” shall not be perfected, or if any such shares shall lose their status as “dissenting shares,” then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) cash and Convertible Debentures in accordance with Section 1.5.

(b)                                  The Company shall give Parent (i) prompt notice of any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument.  The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

1.12                        Further Action.  If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation or Parent with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

SECTION 2.                            Representations and Warranties of the Company

The Company represents and warrants, to and for the benefit of the Indemnitees, that the statements contained in this Section 2 are true and correct except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Disclosure Schedule”).

2.1                               Due Organization; No Subsidiaries; Etc.

(a)                                  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Company Contracts.

(b)                                  Except as set forth in Part 2.1 of the Disclosure Schedule, the Company has not conducted any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name, other than the names “Jasomi Networks” or “Jasomi.”

(c)                                  The Company has not been required to be qualified, authorized, registered or licensed to do business as a foreign corporation in any jurisdiction other than the jurisdictions identified in Part 2.1 of the Disclosure Schedule, except where the failure to be so qualified, authorized, registered or licensed has not had, and, if the Company were to continue to operate its business as currently operated will not have, a Material Adverse Effect on the Company.  The Company is in good standing as a foreign corporation in each of the jurisdictions identified in Part 2.1 of the Disclosure Schedule.

(d)                                  Part 2.1 of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company’s board of directors, (ii) the names of the members of each committee of the Company’s board of directors, and (iii) the names and titles of the Company’s officers.

(e)                                  The Company does not own any controlling interest in any Entity and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect equity interest in, any Entity.  The Company has not agreed and is not obligated to make any future investment in or capital contribution to any Entity.  The Company has not guaranteed and is not responsible or liable for any obligation of any of the Entities in which it owns or has owned any equity interest.

2.2                               Certificate of Incorporation and Bylaws; Records.  The Company has delivered to Parent accurate and complete copies of:  (1) the Company’s certificate of incorporation and bylaws, including all amendments thereto; (2) the stock records of the Company; and (3) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the Stockholders of the Company, the board of directors of the Company and all committees of the board of directors of the Company.  There have been no formal meetings or other proceedings of the Stockholders of the Company, the board of directors of the Company or any committee of the board of directors of the Company that are not fully reflected in such minutes or other records.  There has not been any violation of any of the provisions of the Company’s certificate of incorporation or bylaws, and the Company has not taken any action that is inconsistent in any material respect with any resolution adopted by the Company or the Company’s Stockholders, the Company’s board of directors or any committee of the Company’s board of directors.  The books of account, stock records, minute books and other records of the Company are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

2.3                               Capitalization, Etc.

(a)                                  The authorized capital stock of the Company consists of:  (i) 25,000,000 shares of Company Common Stock, of which 12,720,477 shares have been issued and are outstanding as of the date of this Agreement (including 490,208 shares subject to vesting and repurchase restrictions); and (ii) 5,650,000 shares of preferred stock, all of which have been designated “Series A Preferred Stock” (the “Preferred Stock”) of which 5,603,564 shares have been issued and are outstanding as of the date of this Agreement.  Each outstanding share of Preferred Stock is convertible into 1.02623 shares of Company Common Stock.  All of the outstanding shares of Company Common Stock and Preferred Stock have been duly authorized and validly issued, and are fully paid and non-assessable.  Part 2.3 of the Disclosure Schedule provides an accurate summary of the terms of each repurchase option which is held by the Company and to which any of such shares is subject.

(b)                                  The Company has reserved 2,570,000 shares of Company Common Stock for issuance under the Option Plan, of which options to purchase 1,335,000 shares are outstanding as of the date of this Agreement.  As of the date of this Agreement, options to purchase 959,479 shares are not vested.  Except as set forth in this Section 2.3 and as set forth in Part 2.3 of the Disclosure Schedule, there is no:  (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company;  (iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the Company’s Knowledge, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.  The Company has not granted any Company Options since May 27, 2005 and, other than (i) the issuance of shares of Company Preferred Stock in connection with the conversion of convertible promissory notes disclosed on the Disclosure Schedule and (ii) the issuance of shares of Company Common Stock in connection with the exercise of Company Options, the Company has not issued any Company Capital Stock or other securities of the Company since May 27, 2005.

(c)                                  All outstanding shares of Company Common Stock and Preferred Stock, and all outstanding Company Options, have been issued and granted in compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all material requirements set forth in applicable Contracts.

(d)                                  Except as set forth in Part 2.3 of the Disclosure Schedule, the Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company.  All securities so reacquired by the Company were reacquired in compliance with (i) the applicable provisions of the DGCL and all other applicable Legal Requirements, and (ii) all requirements set forth in applicable restricted stock purchase agreements and other applicable Contracts.

2.4                               Financial Statements.

(a)                                  The Company has delivered to Parent the following consolidated financial statements and notes (collectively, the “Company Financial Statements”):

(i)                                    The unaudited balance sheets of the Company as of December 31, 2004, 2003 and 2002, and the related unaudited income statements, statements of Stockholders’ equity and statements of cash flows of the Company for the years then ended; and

(ii)                                the unaudited balance sheet of the Company as of April 30, 2005 (the “Unaudited Interim Balance Sheet”), and the related unaudited income statement of the Company for the four months then ended.

(b)                                  The Company Financial Statements, although not prepared in accordance with generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”), are accurate and complete in all material respects and present fairly the financial position of the Company as of the respective dates thereof and the results of operations and (in the case of the financial statements referred to in Section 2.4(a)(i)) cash flows of the Company for the periods covered thereby.

2.5                               Absence of Changes.  Except as set forth in Part 2.5 of the Disclosure Schedule, since April 30, 2005:

(a)                                  there has not been any material adverse change in the Company’s business, condition, assets, liabilities, operations or financial performance, and, to the Company’s Knowledge, no event has occurred that will, or could reasonably be expected to, have a Material Adverse Effect on the Company;

(b)                                  there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Company’s assets (whether or not covered by insurance);

(c)                                  the Company has not declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, and has not repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities;

(d)                                  the Company has not sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options described in Part 2.3 of the Disclosure Schedule), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

(e)                                  the Company has not amended or waived any of its rights under, or taken any affirmative action to permit or cause the acceleration of vesting under, (i) any provision of the Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

(f)                                    there has been no amendment to the Company’s certificate of incorporation or bylaws, and the Company has not effected or been a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

(g)                                 the Company has not formed any subsidiary or acquired any equity interest or other interest in any other Entity;

(h)                                 the Company has not made any capital expenditure which, when added to all other capital expenditures made on behalf of the Company since April 30, 2005, exceeds $100,000;

(i)                                    the Company has not (i) entered into or permitted any of the assets owned or used by it to become bound by any Contract that is or would constitute a Material Contract (as defined in Section 2.10(a)), or (ii) amended or prematurely terminated, or waived any material right or remedy under, any such Contract;

(j)                                    the Company has not (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with the Company’s past practices;

(k)                                the Company has not written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

(l)                                    the Company has not made any pledge of any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except for pledges of immaterial assets made in the ordinary course of business and consistent with the Company’s past practices;

(m)                              the Company has not (i) lent money to any Person (other than pursuant to routine travel advances made to employees in the ordinary course of business), or (ii) incurred or guaranteed any indebtedness for borrowed money;

(n)                                 the Company has not (i) established or adopted any Employee Benefit Plan or entered into any change-of-control agreements with any of its directors, officers or employees, (ii) paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, or (iii) hired any new employee;

(o)                                  the Company has not changed any of its methods of accounting or accounting practices in any respect;

(p)                                  the Company has not made any Tax election;

(q)                                  the Company has not commenced or settled any Legal Proceeding;

(r)                                  except with respect to the Merger and agreements related to the Merger, the Company has not entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

(s)                                  the Company has not agreed or committed to take any of the actions referred to in clauses “(c)” through “(r)” above.

2.6                               Title to Assets.

(a)                                  The Company owns, and has good, valid and marketable title to, all assets (other than Intellectual Property and Intellectual Property Rights) purported to be owned by it, including:  (i)  all assets reflected on the Unaudited Interim Balance Sheet;  (ii)  all assets referred to in Part 2.7(b) of the Disclosure Schedule and all of the Company’s rights under the Contracts identified in Part 2.10 of the Disclosure Schedule; and (iii) all other assets reflected in the Company’s books and records as being owned by the Company.  Except as set forth in Part 2.6 of the Disclosure Schedule, all of said assets are owned by the Company free and clear of any liens or other Encumbrances, except for (x) any lien for current taxes not yet due and payable and statutory liens incurred for obligations not past due, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company.  Representations and warranties as to ownership of Intellectual Property and Intellectual Property Rights is set forth in Section 2.9.

(b)                                  Part 2.6 of the Disclosure Schedule identifies all assets that are material to the business of the Company and that are being leased or licensed to the Company.

2.7                               Bank Accounts; Receivables.

(a)                                  Part 2.7(a) of the Disclosure Schedule provides accurate information with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution.

(b)                                  Part 2.7(b) of the Disclosure Schedule provides an accurate and complete breakdown and aging of all accounts receivable, notes receivable and other receivables of the Company as of April 30, 2005.  Except as set forth in Part 2.7(b) of the Disclosure Schedule, all existing accounts receivable of the Company (i) represent valid obligations of customers of the Company arising from bona fide transactions entered into in the ordinary course of business, and (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $25,000 in the aggregate).

2.8                               Equipment; Leasehold.

(a)                                  All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the Company’s business in the manner in which such business is currently being conducted.

(b)                                  The Company does not own any real property or any interest in real property, except for the leasehold created under the real property lease identified in Part 2.10 of the Disclosure Schedule.

2.9                               Intellectual Property.

(a)                                  Part 2.9(a) of the Disclosure Schedule accurately identifies and describes:

(i)                                    in Part 2.9(a)(i) of the Disclosure Schedule, each proprietary product or service developed, manufactured, marketed, or sold by the Company at any time since inception and any product or service currently under development by the Company;

(ii)                                in Part 2.9(a)(ii) of the Disclosure Schedule: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (C) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (D) each product or service identified in Part 2.9(a)(i) of the Disclosure Schedule that embodies, utilizes or is based upon or derived from (or, with respect to products and services under development, that is expected to embody, utilize or be based upon or derived from) such item of Registered IP;

(iii)                            in Part 2.9(a)(iii) of the Disclosure Schedule: (A) all Intellectual Property Rights or Intellectual Property licensed to the Company (other than any non-customized software that: (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license, (2) is not incorporated into, or used directly in the development, manufacturing or distribution of, the products or services of the Company and (3) is generally available on standard terms for less than $10,000); (B) the corresponding Contract or Contracts pursuant to which such Intellectual Property Rights or Intellectual Property is licensed to the Company; and (C) whether the license or licenses so granted to the Company are exclusive or nonexclusive; and

(iv)                               in Part 2.9(a)(iv) of the Disclosure Schedule, each Contract pursuant to which any Person has been granted any license to, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP (other than Contracts pursuant to which the third-party owner of the Licensed IP granted a license or right to the Licensed IP to a third party).

(b)                                  The Company has provided to Parent a complete and accurate copy of each standard form of Company IP Contract currently used by the Company, including each standard form of: (i) end user license agreement; (ii) development agreement; (iii) distributor agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) consulting or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; or (vi) confidentiality or nondisclosure agreement.  Part 2.9(b) of the Disclosure Schedule accurately identifies each Company IP Contract that deviates in any material respect from the corresponding standard form agreement provided to Parent.  Except for the nonexclusive licenses and rights granted in Contracts identified in Part 2.9(a)(iv) of the Disclosure Schedule, the Company is not bound by, and no Company IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company IP anywhere in the world.

(c)                                  To the Company’s Knowledge, the Company exclusively owns all right, title and interest to and in the Non-Licensed Company IP that is capable of protection under applicable trademark or patent law, free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule).  The Company exclusively owns all right, title and interest to and in all other Non-Licensed Company IP, free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule).   To the Company’s Knowledge, the Company has sufficient right to use the Licensed IP free and clear of any Encumbrances (other than nonexclusive licenses granted pursuant to the Contracts listed in Part 2.9(a)(iv) of the Disclosure Schedule).

(i)                                    all documents and instruments necessary to perfect the rights of the Company in the Company IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Body;

(ii)                                each Person who is or was an employee or independent contractor of the Company and who is or was involved in the creation or development of any Company IP has signed a valid and enforceable agreement containing an irrevocable assignment of

Intellectual Property Rights to the Company of Company IP and confidentiality provisions protecting the Company IP;

(iii)                            no Company Employee has any claim, right (whether or not currently exercisable) or interest to or in any Company IP;

(iv)                               to the Knowledge of the Company, no employee or independent contractor of the Company is: (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company; or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality;

(v)                                   no funding, facilities or personnel of any Governmental Body were used, directly or indirectly, to develop or create, in whole or in part, any Company IP;

(vi)                               the Company has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information held by the Company, or purported to be held by the Company, as a trade secret;

(vii)                           since inception, the Company has never assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right to any other Person;

(viii)                       the Company is not now nor has ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company IP; and

(ix)                              to the Company’s Knowledge, the Company owns or otherwise has, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights with regards to Non-Licensed Company IP that is capable of protection under applicable trademark or patent law, needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.  The Company owns or otherwise has, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights with regards to all other Non-Licensed Company IP needed to conduct the business of the Company as currently conducted and currently planned by the Company as of the date of this Agreement to be conducted.  To the Knowledge of the Company,  the Company has, and after the Closing the Surviving Corporation will continue to have, all Intellectual Property Rights with regard to the Licensed IP needed to conduct the business of the Company as currently conducted and currently planned by the Company to be conducted.

(d)                                  With regards to copyrights and trade secrets only and to the Company’s Knowledge with regards to patents and trademarks, all Non-Licensed Company IP and to the Knowledge of the Company, all Licensed IP is valid and enforceable.  Without limiting the generality of the foregoing:

(i)                                    the Company does not have any pending patent or patent applications, or patent applications that it intends to file;

(ii)                                to the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used, or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person;

(iii)                            to the Knowledge of the Company, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired;

(iv)                               each item of Company IP that is Registered IP is and at all times has been in compliance with all Legal Requirements, and all filings, payments and other actions required to be made or taken to maintain such item of Company IP in full force and effect have been made by the applicable deadline;

(v)                             no application for a patent or for a copyright, mask work or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned, allowed to lapse or rejected;

(vi)                         Part 2.9(d)(vi) of the Disclosure Schedule accurately identifies and describes each filing, payment, and action that must be made or taken on or before the date that is 120 days after the date of this Agreement in order to maintain each such item of Company IP in full force and effect;

(vii)                     the Company has provided to Parent complete and accurate copies of all applications, correspondence and other material documents related to each such item of Registered IP;

(viii)                 no interference, opposition, reissue, reexamination or other Legal Proceeding of any nature is or has been pending or, to the Knowledge of the Company, threatened, in which the scope, validity or enforceability of any Company IP is being, has been or could reasonably be expected to be contested or challenged; and

(ix)                        to the Knowledge of the Company there is no basis for a claim that any Non-Licensed Company IP that is capable of protection under applicable trademark or patent law is invalid or unenforceable.  There is no basis for a claim that any other Non-Licensed Company IP is invalid or unenforceable.  To the Knowledge of the Company there is no basis for a claim that any Licensed IP is invalid or unenforceable.

(e)                                  Neither the execution, delivery or performance of any of the Transactional Agreements nor the consummation of any of the Transactions could, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Encumbrance on, any Company IP; (ii) a breach of any Contract listed or required to be listed in Part 2.9(a)(iii) of the Disclosure Schedule; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; or (iv) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP.

(f)                                    To the Knowledge of the Company, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP.  Part 2.9(f) of the Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any Representative of the Company regarding any actual, alleged or suspected infringement or misappropriation of any Company IP and provides a brief description of the current status of the matter referred to in such letter, communication or correspondence.

(g)                                 To the Knowledge of the Company, the Company has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person relating to any Non-Licensed Company IP that is capable of protection under applicable trademark or patent law.  The Company has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person relating to any other Non-Licensed Company IP.  To its Knowledge, the Company has not infringed (directly, contributorily, by inducement or otherwise), misappropriated or otherwise violated any Intellectual Property Right of any other Person relating to any Licensed IP.  Without limiting the generality of the foregoing:

(i)                                    To the Knowledge of the Company, (a) no product, information or service ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Company, and (b) no Intellectual Property that is Licensed IP, and no Intellectual Property that is Non-Licensed Company IP and that is capable of protection under applicable trademark or patent law, ever owned, used or developed by the Company, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person.   No product, information or service solely with respect to the extent it includes any Non-Licensed Company IP that is not capable of protection under applicable trademark or patent law ever manufactured, produced, distributed, published, used, provided or sold by or on behalf of the Company, and no Intellectual Property that is Non-Licensed Company IP that is not capable of protection under applicable trademark or patent law ever owned, used or developed by the Company, has ever infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person;

(ii)                                no infringement, misappropriation or similar claim or Proceeding is pending or has been threatened against the Company, or to the Company’s Knowledge, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or Legal Proceeding;

(iii)                            the Company has not received any notice or other communication (in writing or otherwise) relating to any actual, alleged or suspected infringement, misappropriation or violation of any Intellectual Property Right of another Person;

(iv)                               the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any intellectual property infringement, misappropriation or similar claim (other than pursuant to the standard forms of Company IP Contracts described in Section 2.9(b), without material deviation therefrom);

(v)                                   the Company has not assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property Right (other than pursuant to the standard forms of Company IP Contracts described in Section 2.9(b), without material deviation therefrom); and

(vi)                               to the Knowledge of the Company, no claim or Legal Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Company is pending or, to the Knowledge of the Company, has been threatened, except for any such claim or Legal Proceeding that, if adversely determined, would not adversely affect: (A) the use or exploitation of such Intellectual Property or Intellectual Property Right by the Company; or (B) the manufacturing, distribution or sale of any product or service being developed, offered, manufactured, distributed or sold by the Company.

(h)

(i)                                    To the Knowledge of the Company, the Company has provided to Parent a complete and accurate list of all bugs, defects, and errors in the Company Software (including any bugs, defects or errors relating to or resulting from the display, manipulation, processing, storage, transmission or use of date data) that materially and adversely affects the use, functionality or performance of any product set forth in Part 2.9(a)(i) of the Disclosure Schedule, other than Routine Preclosing Bugs.

(ii)                                None of the Non-Licensed Company Software will function or perform or fail to function or perform in a manner that will result in or give rise to a Legal Proceeding by a current Company customer resulting in damages incurred or agreed to by Parent or the Surviving Corporation that are not covered by insurance.  The foregoing does not include any function, performance, or failure in function or performance resulting from any improvements or changes by Parent, the Surviving Corporation, or any other third party to the Non-Licensed Company Software.

(i)                                    The source code for all Non-Licensed Company Software contains clear and accurate annotations and programmer’s comments, and otherwise has been documented in a manner that is sufficient to independently enable a programmer of reasonable skill and competence in the field of SIP call control to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Non-Licensed Company Software.

(j)                                    None of the Non-Licensed Company Software and to the Knowledge of the Company none of the Licensed Company Software contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have,  any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

(k)                                None of the Non-Licensed Company Software and to the Knowledge of the Company none of the Licensed Company Software is subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license such as the GNU Public License, Lesser GNU Public License or Mozilla Public License) that: (i) could or does require, or could or does condition the use or distribution of such Company Software on, the disclosure, licensing or distribution of any source code for any portion of such Company Software; or (ii) could or does otherwise impose any limitation, restriction or condition on the right or ability of the Company to use or distribute any Company Software.

(l)                                    No source code for any Company Software has been delivered, licensed or made available (other than by the third-party owner of Licensed Company Software and of which the Company has no Knowledge) to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company or a previous employee or independent contractor of the Company subject to written obligations of confidentiality and non-use at least as restrictive as those terms in the Company’s standard form of non-disclosure or confidentiality agreement.  The Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person who is not, as of the date of this Agreement, an employee of the Company.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the delivery, license or disclosure of any source code for any Company Software (excluding any source code for any Licensed IP if the delivery, license or disclosure of the source code is performed by the licensor of such Licensed IP and the Company has no Knowledge of such delivery, license or disclosure) to any other Person who is not, as of the date of this Agreement, an employee of the Company.

2.10                        Contracts.

(a)                                  Part 2.10 of the Disclosure Schedule identifies (other than agreements related to off-the-shelf, generally commercially available third party software licenses to the Company in the ordinary course of the Company’s business):

(i)                                    each Company Contract relating to the employment of, or the performance of services by, any employee, consultant or independent contractor;

(ii)                                except with respect to Contracts for the sale of the Company’s products in the ordinary course of business, each Company Contract relating to the acquisition, transfer, use, development, sharing or license of any technology or any Intellectual Property or Intellectual Property Right with payments in excess of $15,000 in the aggregate;

(iii)                            each Company Contract requiring the Company to provide maintenance services to any other Person;

(iv)                               each Company Contract imposing any restriction on the Company’s right or ability (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

(v)                                   each Company Contract creating or involving any agency relationship, distribution arrangement or franchise relationship;

(vi)                               each Company Contract relating to the acquisition, issuance or transfer of any securities;

(vii)                           each Company Contract relating to the creation of any Encumbrance with respect to any asset of the Company;

(viii)                       each Company Contract involving or incorporating any guaranty, any pledge, any performance or completion bond, any indemnity or any surety arrangement;

(ix)                              each Company Contract creating or relating to any partnership or joint venture or any sharing of revenues, profits, losses, costs or liabilities;

(x)                                  each Company Contract relating to the purchase or sale of any product or other asset by or to, or the performance of any services by or for, any Related Party (as defined in Section 2.18);

(xi)                              any other Company Contract that was entered into outside the ordinary course of business;

(xii)                          any other Company Contract that has a term of more than 60 days and that may not be terminated by the Company (without penalty) within 60 days after the delivery of a termination notice by the Company; and

(xiii)                      any other Company Contract that contemplates or involves (A) the payment or delivery of cash or other consideration in an amount or having a value in excess of $10,000 in any calendar year under such Company Contract, or (B) the performance of services having a value in excess of $10,000 in any calendar year under such Company Contract.

Contracts in the respective categories described in clauses “(i)” through “(xiii)” above are referred to in this Agreement as “Material Contracts.”

(b)                                  The Company has delivered or identified and made available to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Disclosure Schedule, including all amendments thereto.  Part 2.10 of the Disclosure Schedule provides an accurate description of the material terms of each Company Contract that is not in written form.  Each Contract identified in Part 2.10 of the Disclosure Schedule is valid and in full force and effect, and, to the Company’s Knowledge, is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(c)                                  Except as set forth in Part 2.10 of the Disclosure Schedule:

(i)                                    the Company has not violated or breached, or committed any default under, any Company Contract, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Company Contract;

(ii)                                to the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a violation or breach of any of the provisions of any Company Contract, (B) give any Person the right to declare a default or exercise any remedy under any Company Contract, (C) give any Person the right to accelerate the maturity or performance of any Company Contract, or (D) give any Person the right to cancel, terminate or modify any Company Contract;

(iii)                            since April 30, 2005, the Company has not received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Company Contract; and

(iv)                               the Company has not waived any of its material rights under any Material Contract.

(d)                                  No Person is renegotiating, or has a right pursuant to the terms of any Company Contract to renegotiate, any amount paid or payable to the Company under any Material Contract or any other material term or provision of any Material Contract.

(e)                                  The Contracts identified in Part 2.10 of the Disclosure Schedule collectively constitute all of the Contracts necessary, to the Company’s knowledge, to enable the Company to conduct its business in the manner in which its business is currently being conducted.

(f)                                    Part 2.10 of the Disclosure Schedule identifies and provides a brief description of each proposed Contract as to which any bid, offer,  award, written proposal, term sheet or similar document has been submitted or received by the Company since January 1, 2005.

2.11                        Liabilities.  The Company has no accrued, contingent or other liabilities of any nature, either matured or unmatured (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles, and whether due or to become due), except for: (a) liabilities identified as such in the “liabilities” column of the Unaudited Interim Balance Sheet; (b) accounts payable or accrued salaries that have been incurred by the Company since April 30, 2005, in the ordinary course of business and consistent with the Company’s past practices; (c) liabilities under the Company Contracts identified in Part 2.10 of the Disclosure Schedule, to the extent the nature and magnitude of such liabilities can be specifically ascertained by reference to the text of such Company Contracts; and (d) the liabilities identified in Part 2.11 of the Disclosure Schedule.  At the Closing, the Company will not have any debt, short term or long term notes outstanding, including notes from stockholders or deferred salaries, no aged payables beyond 90 days, nor any credit for accounts receivables beyond 90 days.  Jasomi Canada will be able to pay, and will pay, all of its liabilities when they come due, and neither Parent nor the Company will incur any liability, or suffer any Damages, for the failure of Jasomi Canada to pay any of its liabilities, in each case other than those liabilities specifically assumed by Parent pursuant to Section 7.8(a).

2.12                        Compliance with Legal Requirements.  The Company is, and has at all times since December 31, 2004 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Company.  Except as set forth in Part 2.12 of the Disclosure Schedule, since April 30, 2005, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

2.13                        Governmental Authorizations.  Part 2.13 of the Disclosure Schedule identifies each material Governmental Authorization held by the Company, and the Company has delivered to Parent accurate and complete copies of all Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule.  The Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule are valid and in full force and effect, and collectively constitute all Governmental Authorizations necessary to enable the Company to conduct its business in the manner in which its business is currently being conducted.  The Company is, and at all times has been, in substantial compliance with the terms and requirements of the respective Governmental Authorizations identified in Part 2.13 of the Disclosure Schedule. The Company has not received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization.

2.14                        Tax Matters.

(a)                                  All Tax Returns required to be filed by or on behalf of the Company with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the “Company Returns”) (i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, true, accurate and complete in all material respects and in compliance with all applicable Legal Requirements, except to the extent that a reserve for Taxes is reflected on the Company Financial Statements.  All amounts shown on the Company Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.  The Company has delivered to Parent accurate and complete copies of all Company Returns filed since December 31, 2004 which have been requested by Parent.

(b)                                  Except to the extent that a reserve for Taxes is reflected on the Company Financial Statements, the Company has complied with all applicable Legal Requirements relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable Legal Requirements.

(c)                                  The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes (whether or not reflected in any Tax Return) with respect to all periods through the dates thereof in accordance with generally accepted accounting principles.  The Company will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from April 30, 2005 through the Closing Date, and the Company will disclose the dollar amount of such reserves to Parent on or prior to the Closing Date.

(d)                                  No Tax Return relating to income Taxes has ever been examined or audited by any Governmental Body.  Except as set forth in Part 2.14 of the Disclosure Schedule, there have been no examinations or audits of any Tax Return.  The Company has delivered to Parent accurate and complete copies of all audit reports and similar documents (to which the Company has access) relating to the Tax Returns.  Except as set forth in Part 2.14 of the Disclosure Schedule, no extension or waiver of the limitation period applicable to any of the Tax Returns has been granted (by the Company or any other Person) that is still in effect, and no such extension or waiver has been requested from the Company.

(e)                                  To the Company’s knowledge, no claim has been made by a taxing authority in a jurisdiction where the Company does not file a Tax Return that it is or may be subject to taxation by that jurisdiction.

(f)                                    Except as set forth in Part 2.14 of the Disclosure Schedule, no claim or Legal Proceeding is pending, nor has the Company received notice of any threatened claim or Legal Proceeding against or with respect to the Company in respect of any Tax.  There are no unsatisfied liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by the Company with respect to any Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company and with respect to which adequate reserves for payment have been established).  There are no liens for Taxes upon any of the assets of the Company except liens for current Taxes not yet due and payable.  The Company has not been, and the Company will not be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(g)                                 There is no agreement, plan, arrangement or other Contract covering any Company Employee that, considered individually or considered collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G as determined without regard to Section 280G(b)(4) or Section 162 other than Section 162(a) of the Code.  The Company is not, and has never been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

(h)                                 The Company is not and has never been a United States real Property Holding Corporation within the meaning of § 897(c) of the Code.

2.15                        Employee and Labor Matters; Benefit Plans.

(a)                                  Part 2.15(a) of the Disclosure Schedule accurately sets forth, with respect to each current employee of the Company or Jasomi Canada (including any employee of the Company or Jasomi Canada who is on a leave of absence or on layoff status):

(i)                                    the name of such employee and the date as of which such employee was originally hired by the Company or Jasomi Canada and such employee’s title;

(ii)                                each Company Employee Plan in which such employee participates or is eligible to participate; and

(iii)                            any Governmental Authorization that is held by such employee and that relates to or is useful in connection with the Company’s or Jasomi Canada’s business.

(b)                                  Part 2.15(b) of the Disclosure Schedule accurately identifies each former employee of the Company or Jasomi Canada who is receiving or is scheduled to receive (or whose spouse or other dependent is receiving or is scheduled to receive) any benefits (whether from the Company or Jasomi Canada or otherwise) relating to such former employee’s employment with the Company or Jasomi Canada, including any accrued vacation or vacation pay; and Part 2.15(b) of the Disclosure Schedule accurately describes such benefits.

(c)                                  The employment of each of the Company’s employees is terminable by the Company at will.  No employee of the Company and no employee of Jasomi Canada has any agreement as to length of notice, severance, change-of-control or termination payments that are required to be made before the Company or Jasomi Canada may terminate his or her employment, other than what is required by applicable Legal Requirements.  The Company has delivered to Parent accurate and complete copies of all employee manuals and handbooks, disclosure materials, policy statements and other materials relating to the employment of the current and former employees of the Company and Jasomi Canada.

(d)                                  To the Company’s Knowledge:

(i)                                    no employee of the Company or Jasomi Canada intends to terminate his employment with the Company or Jasomi Canada;

(ii)                                no employee of the Company or Jasomi Canada has received an offer to join a business that may be competitive with the Company’s business; and

(iii)                            no employee of the Company or Jasomi Canada is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Company or Jasomi Canada; or (B) the Company’s or Jasomi Canada’s business or operations.

(e)                                  Part 2.15(e) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Company or Jasomi Canada since June 1, 2003:

(i)                                    the name of such independent contractor and the date as of which such independent contractor was originally hired by the Company or Jasomi Canada;

(ii)                                a description of such independent contractor’s duties and responsibilities;

(iii)                            the terms of compensation of such independent contractor; and

(iv)                               any Governmental Authorization that is held by such independent contractor and that relates to or is useful in connection with the Company’s or Jasomi Canada’s business.

(f)                                    Except as set forth in Part 2.15(f) of the Disclosure Schedule, neither the Company nor Jasomi Canada is a party to or bound by, and neither the Company nor Jasomi Canada has ever been a party to or bound by, any employment agreement or any union contract, collective bargaining agreement or similar Contract.

(g)                                 The Company is not engaged, and the Company has never been engaged, in any unfair labor practice of any nature.  There has never been any slowdown, work stoppage, labor dispute or union organizing activity, or any similar activity or dispute, affecting the Company or Jasomi Canada.  No event has occurred, and no condition or circumstance exists, that might directly or indirectly give rise to or provide a basis for the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity or any similar activity or dispute.  There are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened or reasonably anticipated relating to any labor, safety, pay equity or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

(h)                                 Neither the Company nor Jasomi Canada has ever had any temporary or leased employees.  No independent contractor of the Company or Jasomi Canada is or has been eligible to participate in any Company Employee Plan.

(i)                                    Part 2.15(i) of the Disclosure Schedule contains an accurate and complete list as of the date hereof of each Company Employee Plan and each Company Employee Agreement.  Neither the Company nor any Company Affiliate intends or has committed to establish or enter into any new Company Employee Plan or Company Employee Agreement, or to modify any Company Employee Plan or Company Employee Agreement (except to conform any such Company Employee Plan or Company Employee Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing or as required by this Agreement).

(j)                                    The Company and each of the Company’s Affiliates have delivered or identified and made available to Parent: (i) correct and complete copies of all documents setting forth the terms of each Company Employee Plan and each Company Employee Agreement, including all amendments thereto and all related trust documents; (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA, the Code or other related Legal Requirements in connection with each Company Employee Plan; (iii) if the Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or other related Legal Requirements, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summaries of material modifications thereto, if any, required under ERISA or other related Legal Requirements with respect to each Company Employee Plan; (v) all material written Contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts; (vi) all written materials provided to any Company Employee relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events that would result in any liability to the Company or any Company Affiliate; (vii) all correspondence to or from any Governmental Body relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all insurance policies in the possession of the Company or any Company Affiliate pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests required under the Code for each Company Employee Plan intended to be qualified under Section 401(a) of the Code for the three most recent plan years; and (xi) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan intended to be qualified under Section 401(a) of the Code.

(k)                                The Company and each of the Company Affiliates have performed all obligations required to be performed by them under each Company Employee Plan and are not in default or violation of, and the Company has no Knowledge of any default or violation by any other party to, the terms of any Company Employee Plan, and each Company Employee Plan has been established and maintained substantially in accordance with its terms and in substantial compliance with all applicable Legal Requirements, including ERISA and the Code.  Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code and any Company Employee Plan required to be registered under Legal Requirements is so registered.  No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan.  There are no claims or Legal Proceedings pending, or, to the Company’s Knowledge, threatened or reasonably anticipated (other than routine claims for benefits), against any Company Employee Plan or against the assets of any Company Employee Plan.  Each Company Employee Plan (other than any Company Employee Plan to be terminated prior to the Closing in accordance with this Agreement) can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent, the Company or any Company Affiliate (other than ordinary administration expenses).  There are no audits, inquiries or Legal Proceedings pending or, to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Body with respect to any Company Employee Plan.  Neither the Company nor any Company Affiliate has ever incurred any penalty or tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code or any other related Legal Requirements.  The Company and each Company Affiliate has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(l)                                    Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in, or contributed to any: (i) Company Pension Plan subject to Title IV of ERISA or other applicable Legal requirements; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA.  Neither the Company nor any Company Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Company Pension Plan in which stock of the Company or any Company Affiliate is or was held as a plan asset.  The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations.

(m)                              No Company Employee Plan provides (except at no cost to the Company or any Company Affiliate), or reflects or represents any liability of the Company or any Company Affiliate to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements.  Other than commitments made that involve no future costs to the Company or any Company Affiliate, neither the Company nor any Company Affiliate has ever represented, promised or contracted (whether in oral or written form) to any Company Employee (either individually or to Company Employees as a group) or any other Person that such Company Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(n)                                 Except as set forth in Part 2.15(n) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Company Employee Agreement, trust or loan that will or may result (either alone or in connection with any other circumstance or event) in any payment (whether for severance pay, indemnity in lieu of notice, change of control award or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.

(o)                                  Except as set forth in Part 2.15(o) of the Disclosure Schedule, the Company and each of the Company Affiliates: (i) are, and at all times have been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment, pay equity and wages and hours, in each case, with respect to Company Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) have withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Company Employees; (iii) are not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or Legal Proceedings against the Company or any Company Affiliate under any worker’s compensation policy or long-term disability policy.

(p)                                  To the Company’s Knowledge, no Stockholder nor any Company Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with such Person’s efforts to promote the interests of the Company or that would interfere with the business of the Company or any Company Affiliate.  Neither the execution nor the delivery of this Agreement, nor the carrying on of the business of the Company or any Company Affiliate as presently conducted nor any activity of such Stockholder or Company Employees in connection with the carrying on of the business of the Company or any Company Affiliate as presently conducted will, to the Company’s Knowledge, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Stockholders or Company Employees is now bound.

(q)                                  The Company has provided to Parent true, complete and accurate schedules setting forth the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by each Company Employee and independent contractor from the Company and Jasomi Canada with respect to services performed in each of 2004 and 2005 and each Company Employee’s annualized compensation as of the date of this Agreement.

2.16                        Environmental Matters.  To the Company’s Knowledge, it is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof.  The Company has not received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law, and, to the Company’s Knowledge, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future.  To the Company’s Knowledge, no current or prior owner of any property leased or controlled by the Company has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with any Environmental Law.  All Governmental Authorizations currently held by the Company pursuant to Environmental Laws are identified in Part 2.16 of the Disclosure Schedule. (For purposes of this Section 2.16: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

2.17                        Insurance.  Part 2.17 of the Disclosure Schedule identifies all insurance policies maintained by, at the expense of or for the benefit of the Company and identifies any material claims made thereunder, and the Company has delivered to Parent accurate and complete copies of the insurance policies identified on Part 2.17 of the Disclosure Schedule.  Each of the insurance policies identified in Part 2.17 of the Disclosure Schedule is in full force and effect.  The Company has not received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy.

2.18                        Related Party Transactions.  Except as set forth in Part 2.18 of the Disclosure Schedule:  (a) no Related Party has, and no Related Party has at any time had, any direct or indirect interest in any material asset used in or otherwise relating to the business of the Company; (b) no Related Party is indebted to the Company; (c) no Related Party has entered into, or has had any direct or indirect financial interest in, any material Contract, transaction or business dealing involving the Company; (d) no Related Party is competing, or has at any time competed, directly or indirectly, with the Company; and (e) no Related Party has any claim or right against the Company (other than rights to receive compensation for services performed as an employee of the Company).  (For purposes of this Section 2.18 each of the following shall be deemed to be a “Related Party”:  (i)  each of the Signing Stockholders;  (ii)  each individual who is, or who has at any time been, an officer of the Company; (iii)  each member of the immediate family of each of the individuals referred to in clauses “(i)” and “(ii)” above; and (iv) any trust or other Entity (other than the Company) in which any one of the individuals referred to in clauses “(i)”, “(ii)” and “(iii)” above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

2.19                        Legal Proceedings; Orders.

(a)                                  Except as set forth in Part 2.19 of the Disclosure Schedule, there is no pending Legal Proceeding, and (to the Company’s Knowledge) no Person has threatened to commence any Legal Proceeding:  (i) that involves the Company or any of the assets owned or used by the Company or any Person whose liability the Company has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.  To the Company’s Knowledge, except as set forth in Part 2.19 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)                                  Except as set forth in Part 2.19 of the Disclosure Schedule, no Legal Proceeding has ever been commenced by or has ever been pending against the Company.

(c)                                  There is no order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject.  To the Company’s Knowledge, none of the Signing Stockholders is subject to any order, writ, injunction, judgment or decree that relates to the Company’s business or to any of the assets owned or used by the Company.  To the Company’s Knowledge, no officer or other employee of the Company is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the Company’s business.

(d)                                  No claim for indemnification has been made by any past or current director or officer of the Company and, to the Company’s Knowledge, no basis exists for any such claim for indemnification.

2.20                        Authority; Binding Nature of Agreement.  The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by the Company of this Agreement have been duly authorized by all necessary action on the part of the Company and its board of directors.  This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

2.21                        Non-Contravention; Consents.  Except as set forth in Part 2.21 of the Disclosure Schedule, neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

(a)                                  contravene, conflict with or result in a violation of (i) any of the provisions of the Company’s certificate of incorporation or bylaws, or (ii) any resolution adopted by the

Company’s Stockholders, the Company’s board of directors or any committee of the Company’s board of directors;

(b)                                  contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which the Company, or any of the assets owned or used by the Company, is subject;

(c)                                  contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the Company’s business or to any of the assets owned or used by the Company;

(d)                                  contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Company Contract, (ii) accelerate the maturity or performance of any such Company Contract, or (iii) cancel, terminate or modify any such Company Contract; or

(e)                                  result in the imposition or creation of any lien or other Encumbrance upon or with respect to any asset owned or used by the Company (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of the Company).

Except as set forth in Part 2.21 of the Disclosure Schedule, the Company and Jasomi Canada are not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement.

2.22                        No Brokers/Finders.  Neither the Company, Jasomi Canada nor any Signing Stockholder has agreed to pay, or taken any action that will result in any person or entity becoming entitled to receive from the Company, any brokerage fee, finder’s fee or other similar fee or commission with respect to the Merger or any of the transactions contemplated hereby, except that Redwood Capital Group, advisors to the Company, will receive a transaction fee in the amount and on the terms set forth in Part 2.22 of the Disclosure Schedule.

2.23                        Full Disclosure.

(a)                                  This Section 2 (including the portions of the Disclosure Schedule related thereto) does not contain any untrue statement of a material fact or omit to state a material fact necessary to make any representation or warranty in this Section 2 (in light of the circumstances under which such representations and warranties were made) not misleading.

(b)                                  The information supplied by the Company for inclusion in the Information Statement (as defined in Section 7.2) will not contain an untrue statement of a material fact or omit to state a material fact necessary to make such information (in light of the circumstances under which the statements in such information was made) not misleading.

SECTION 3.                            Representations and Warranties of Signing Stockholders

Each Signing Stockholder (as to such Signing Stockholder but not as to any other Signing Stockholder or other Person) severally (but not jointly) represents and warrants, to and for the benefit of the Indemnitees, as follows:

3.1                               Power and Capacity, etc.  Such Signing Stockholder has the absolute and unrestricted power, capacity and authority to execute and deliver this Agreement and each other Contract referred to in or contemplated by this Agreement to which such Signing Stockholder is or will become a party (this Agreement and such other Contracts being referred to collectively in this Agreement as the “Stockholder Transaction Agreements”), and to perform such Signing Stockholder’s obligations hereunder and thereunder.  This Agreement has been duly authorized and duly executed and delivered by such Signing Stockholder and constitutes the legal, valid and binding obligation of such Signing Stockholder, enforceable against such Signing Stockholder in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The other Stockholder Transaction Agreements, when executed and delivered by such Signing Stockholder, will constitute legal, valid and binding obligations of such Signing Stockholder, enforceable against such Signing Stockholder in accordance with their terms, subject to (i) laws of general application relating to bankruptcy, insolvency, reorganization, moratorium and the enforcement of creditors’ rights generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.2                               No Conflicts or Consents.  The execution and delivery of the Stockholder Transaction Agreements by such Signing Stockholder does not and will not, and the performance of the Stockholder Transaction Agreements by such Signing Stockholder will not: (i) conflict with or violate any currently existing Legal Requirement or Order applicable to such Signing Stockholder; or (ii) result in or constitute (with or without notice or lapse of time) any breach of or default under, or result (with or without notice or lapse of time) in the creation of any Encumbrance on any of the shares of Company Capital Stock or other securities of the Company held by such Signing Stockholder pursuant to, any Contract to which such Signing Stockholder is a party or by which such Signing Stockholder is or may become bound or affected. The execution and delivery of the Stockholder Transaction Agreements by such Signing Stockholder does not and will not, and the performance of the Stockholder Transaction Agreements by such Signing Stockholder will not, require any Consent of any Person which has not been obtained.

3.3                               Reserved.

3.4                               Title to Securities.  Such Signing Stockholder owns beneficially and of record, and has good and valid title (free and clear of any Encumbrances) to, the shares of Company

Capital Stock described opposite such Signing Stockholder’s name in Part 3.4 of the Disclosure Schedule, and such Signing Stockholder does not directly or indirectly own any shares of capital stock or other securities of the Company, or any option, warrant or other right to acquire (by purchase, conversion or otherwise) any shares of capital stock or other securities of any of the Company, other than the shares described opposite such Signing Stockholder’s name in Part 3.4 of the Disclosure Schedule.

3.5                               Capacity; Legal Proceedings.

(a)                                  Such Signing Stockholder has the capacity to comply with and perform all of such Signing Stockholder’s covenants and obligations under the Stockholder Transaction Agreements.

(b)                                  Such Signing Stockholder (and if such Signing Stockholder is a partnership, such Signing Stockholder’s general partner) is not subject to any Legal Requirement or Order that may have an adverse effect on his or its ability to comply with or perform any of his or its covenants or obligations under any of the Stockholder Transaction Agreements.

(c)                                  There is no Legal Proceeding pending, and, to such Signing Stockholder’s Knowledge, no Person has threatened to commence any Legal Proceeding, that would reasonably be expected to have or result in an adverse effect on the ability of such Signing Stockholder to comply with or perform any of such Signing Stockholder’s covenants or obligations under any of the Stockholder Transaction Agreements.

3.6                               Private Placement.

(a)                                  Such Signing Stockholder understands and is aware that, if the Convertible Debentures and any Parent Common Stock to be issued upon conversion of such Convertible Debentures (collectively, the “Securities”) to such Signing Stockholder in the Merger is issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act or in Regulation D promulgated under the Securities Act,:

(i)                                    any Securities to be issued to such Signing Stockholder in the Merger will not be issued pursuant to a registration statement under the Securities Act, but will instead be issued in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act or in Regulation D promulgated under the Securities Act;

(ii)                                neither the Merger nor the issuance of such Securities has been or will be approved or reviewed by the SEC or by any other Governmental Body;

(iii)                            any Securities to be issued in the Merger cannot be offered, sold or otherwise transferred, assigned, pledged or hypothecated unless such Securities are registered under the Securities Act or unless an exemption from registration is available;

(iv)                               Parent is under no obligation to file a registration statement with respect to any Securities to be issued to such Signing Stockholder in the Merger;

(v)                                   the provisions of Rule 144 and Rule 145 under the Securities Act will permit resale of any Parent Common Stock to be issued to such Signing Stockholder in the Merger only under limited circumstances, and the Signing Stockholder shall not make any sale, transfer or other disposition of the Securities in violation of the Securities Act or the rules and regulations promulgated thereunder;

(vi)                               Parent will rely on such Signing Stockholder’s representations, warranties and certification set forth in this Section 3.6 for purposes of determining such Signing Stockholder’s suitability as an investor in Securities and for purposes of confirming the availability of an exemption from the registration requirements of the Securities Act for the issuance of Securities in the Merger.

(b)                                  Any Securities to be issued to such Signing Stockholder in the Merger will be acquired by such Signing Stockholder for investment purposes only and for such Signing Stockholder’s own account, and not with a view to, or for resale in connection with, any unregistered distribution thereof.

(c)                                  Such Signing Stockholder has received and carefully examined Parent’s most recent Annual Report on Form 10-K (the “Form 10-K”), Quarterly Report on Form 10-Q (the “Form 10-Q”) and proxy statement, and has paid particular attention to the risk factors described in the Form 10-K and Form 10-Q.

(d)                                  Such Signing Stockholder has been given the opportunity: (i) to ask questions of, and to receive answers from, Persons acting on behalf of the Company and Parent concerning the terms and conditions of the Merger and the possible issuance of Securities in the Merger, and the business, properties, prospects and financial condition of the Company and Parent; and (ii) to obtain any additional information (to the extent the Company or Parent possesses such information or is able to acquire it without unreasonable effort or expense) that is necessary to verify the accuracy of the information set forth in the documents provided or made available to such Signing Stockholder.

(e)                                  Such Signing Stockholder is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in securities presenting investment decisions like that involved in such Signing Stockholder’s possible investment in Securities to be issued in the Merger.

(f)                                    Such Signing Stockholder is an “accredited investor,” as that term is defined in Rule 501 under the Securities Act.

SECTION 4.                            Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company and the Signing Stockholders as follows:

(a)                                  Organization and Qualification.  Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority has not had a Material Adverse Effect.  Parent is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had a Material Adverse Effect.  Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

4.2                               SEC Filings; Financial Statements.

(a)                                  Parent has filed with the SEC Parent’s Annual Report on Form 10-K for the fiscal year ending April 30, 2004, and each Quarterly Report on Form 10-Q and each other form, report or document required to be filed with the SEC subsequent thereto (the “Parent SEC Documents”).  As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing):  (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  All of the Parent SEC Documents have been filed on EDGAR and are available to the Company on the SEC’s website at www.sec.gov.

(b)                                  The consolidated financial statements contained in the Parent SEC Documents:  (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present in accordance with GAAP the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

4.3                               Authority; Binding Nature of Agreement.  Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors.  No vote of Parent’s stockholders is needed to approve the Merger.  This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.4                               No Conflict.  The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, (i) conflict with or violate their respective organizational documents, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.5 have been obtained and all filings and obligations described in Section 4.5 have been made or complied with, conflict with or violate in any material respect any Legal Requirement applicable to Parent or Merger Sub, except, with respect to clauses (ii), for any such conflicts, violations, breaches, defaults, or other occurrences that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.5                               Required Filings and Consents.  The execution and delivery of this Agreement by each of Parent and Merger Sub do not, and the performance of this Agreement by each of Parent and Merger Sub will not, require any consent, approval, order, authorization, registration or permit of, or filing with or notification to, any Governmental Body, except (i) for the filing and recordation of appropriate merger documents as required by the DGCL, (ii) for applicable requirements, if any, of the Exchange Act of 1934, as amended (the “Exchange Act”), federal, state and provincial securities laws and The Nasdaq National Market, and (iii) for such other consents, approvals, orders authorizations, registrations or permits, filings or notifications that if not obtained or made could not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

4.6                               Offering.  Subject in part to the truth and accuracy of the representations and warranties of the Company set forth in Section 2 of this Agreement and the compliance with the information requirements of Rule 502 of Regulation D under the Securities Act of the Information Statement provided to Stockholders as described in Section 6.2, the offer, sale and issuance of the First Tranche Convertible Debentures and the Second Tranche Convertible Debentures, and the issuance of the shares of Parent Common Stock upon conversion of the First Tranche Convertible Debentures and the Second Tranche Convertible Debentures, are exempt from the registration requirements of any applicable state and federal securities laws, and neither the Company, Merger Sub nor any authorized agent acting on the behalf of either will intentionally take any action hereafter that would cause the loss of such exemption.

4.7                               Valid Issuance of Convertible Debentures and Parent Shares.  The First Tranche Convertible Debentures and the Second Tranche Convertible Debentures to be issued to the Stockholders hereunder, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued.  The shares of Parent Common Stock to be issued pursuant to the First Tranche Convertible Debentures and the Second Tranche Convertible Debentures will, when issued, be duly authorized, validly issued, fully paid and non-assessable and will be free of restrictions on transfer other than restrictions under applicable state, federal and Canadian securities laws.

SECTION 5.                            Representations and Warranties of Jasomi Canada

Jasomi Canada represents and warrants, to and for the benefit of the Indemnitees, that the statements contained in this Section 5 are true and correct except as set forth in the Disclosure Schedule.

5.1                               Due Organization.  Jasomi Canada is a corporation duly organized, validly existing and in good standing under the laws of Alberta and has all necessary power and authority:  (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all of its Contracts.

5.2                               Title to Assets; Leasehold.  Jasomi Canada owns, and has good, valid and marketable title to the assets to be assigned or transferred to Parent or Merger Sub pursuant to the Assignment and Assumption Agreement attached hereto as Exhibit N (the “Assignment and Assumption Agreement”).  Except with respect to the leasehold interest pursuant to Consent to Subletting among Jasomi Canada, 594916 Alberta Ltd. and Compu Design System and Services Group for the premises located at Sunrise Square, dated May 10, 2004, all of said assets are owned by Jasomi Canada free and clear of any liens or other Encumbrances.

5.3                               Intellectual Property; No Contracts.  All Intellectual Property developed by or licensed to Jasomi Canada has been assigned to the Company and Jasomi Canada does not retain any rights to any Intellectual Property, including any of the Company IP.  Except as set forth in Section 5.3 of the Disclosure Schedule, Jasomi Canada has no Contracts with any other Person providing for the transfer or license of any Intellectual Property Rights other than the Intercompany Agreements.

5.4                               Compliance with Legal Requirements.  Jasomi Canada is, and has at all times since December 31, 2004 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on Jasomi Canada.  Since April 30, 2005, the Company has not received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

5.5                               Legal Proceedings; Orders.

(a)                                  There is no pending Legal Proceeding, and no Person has threatened to commence any Legal Proceeding:  (i) that involves Jasomi Canada or any of the assets owned or used by Jasomi Canada or any Person whose liability Jasomi Canada has or may have retained or assumed, either contractually or by operation of law; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement.  No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding.

(b)                                  There is no order, writ, injunction, judgment or decree to which Jasomi Canada, or any of the assets owned or used by Jasomi Canada, is subject.

5.6                               Authority; Binding Nature of Agreement.  Jasomi Canada has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement; and the execution, delivery and performance by Jasomi Canada of this Agreement have been duly authorized by all necessary action on the part of Jasomi Canada, its sole shareholder and its board of directors.  This Agreement constitutes the legal, valid and binding obligation of Jasomi Canada, enforceable against Jasomi Canada in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

SECTION 6.                            Certain Covenants of the Company, Jasomi Canada and the Signing Stockholders

6.1                               Access and Investigation.  During the period from the date of this Agreement through the Effective Time (the “Pre-Closing Period”), the Company and Jasomi Canada shall, and shall cause its Representatives to:  (a) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (b) provide Parent and Parent’s Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company, as Parent may reasonably request.

6.2                               Operation of the Company’s and Jasomi Canada’s Business.  During the Pre-Closing Period:

(a)                                  the Company and Jasomi Canada shall conduct its business and operations in the ordinary course and in substantially the same manner as such business and operations have been conducted prior to the date of this Agreement;

(b)                                  the Company and Jasomi Canada shall use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and good will with all suppliers, customers, landlords, creditors, employees and other Persons having business relationships with the Company and Jasomi Canada;

(c)                                  the Company and Jasomi Canada shall not amend or restate in any way the Intercompany Agreements;

(d)                                  the Company shall keep in full force all insurance policies identified in Part 2.17 of the Disclosure Schedule;

(e)                                  the Company and Jasomi Canada shall cause its officers to report to Parent as reasonably requested by Parent on not less than five (5) business days’ notice, concerning the status of the Company’s business and of Jasomi Canada’s business;

(f)                                    the Company shall not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and shall not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities (except that the Company may repurchase Company Common Stock from former employees, former directors or former consultants pursuant to the terms of existing restricted stock purchase agreements);

(g)                                 the Company shall not sell, issue or authorize the issuance of (i) any capital stock or other security, (ii) any option or right to acquire any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company shall be permitted (x) to issue Company Common Stock to employees upon the exercise of outstanding Company Options, and (y) to issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

(h)                                 the Company shall not amend or waive any of its rights under, or take any affirmative action to permit or cause the acceleration of vesting under, (i) any provision of the Option Plan, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any provision of any restricted stock purchase agreement; provided, however, that the Company may permit or cause the acceleration of a portion of any Company Option held by a Company Employee who is a resident of Canada, such portion not to exceed 19.5% of the number of unvested shares subject to such Company Option;

(i)                                    neither the Company nor any of the Signing Stockholders shall amend or permit the adoption of any amendment to the Company’s certificate of incorporation or bylaws, or effect or permit the Company to become a party to any Acquisition Transaction, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction (except that the Company may issue shares of Company Common Stock upon the conversion of shares of Preferred Stock);

(j)                                    the Company shall not form any subsidiary or acquire any equity interest or other interest in any other Entity;

(k)                                the Company shall not make any capital expenditure, except for capital expenditures that, when added to all other capital expenditures made on behalf of the Company during the Pre-Closing Period, do not exceed $10,000 per month;

(l)                                    neither the Company nor Jasomi Canada shall (i) enter into, or permit any of the assets owned or used by it to become bound by, any Contract that is or would constitute a Material Contract (other than such Contracts that are entered into in the ordinary course of business consistent with past practices), or (ii) amend or prematurely terminate, or waive any material right or remedy under, any such Contract;

(m)                              the Company or Jasomi Canada shall not (i) acquire, lease or license any right or other asset from any other Person, (ii) sell or otherwise dispose of, or lease or license, any right or other asset to any other Person, or (iii) waive or relinquish any right, except for assets acquired, leased, licensed or disposed of by the Company or Jasomi Canada pursuant to Contracts that are not Material Contracts;

(n)                                 the Company shall not (i) lend money to any Person (except that the Company make routine travel advances to employees in the ordinary course of business and may, consistent with its past practices, allow employees to acquire Company Common Stock in exchange for promissory notes upon exercise of Company Options), or (ii) incur or guarantee any indebtedness for borrowed money;

(o)                                  neither the Company nor Jasomi Canada shall (i) establish, adopt or amend any Employee Benefit Plan, (ii) enter into any change-of-control agreements or arrangements with any of its directors, officers or employees (other than agreements or arrangements which, collectively, will result in cash bonuses or cash incentives payable in the aggregate amount of not more than $30,000), (iii) pay any bonus or make any profit-sharing payment, cash incentive payment or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (other than payments made pursuant to Contracts existing as of May 27, 2005), or (iv) hire any new employee whose aggregate annual compensation is expected to exceed $100,000 per year;

(p)                                  the Company shall not change any of its methods of accounting or accounting practices in any material respect, except as requested by Parent;

(q)                                  the Company shall not make any Tax election;

(r)                                  the Company or Jasomi Canada shall not commence or settle any material Legal Proceeding;

(s)                                  the Company or Jasomi Canada shall not agree or commit to take any of the actions described in clauses ”(e)” through “(q)” above.

Notwithstanding the foregoing, the Company may take any action described in clauses “(e)” through “(r)” above if Parent gives its prior written consent to the taking of such action by the Company.

6.3                               Notification; Updates to Disclosure Schedule.

(a)                                  During the Pre-Closing Period, the Company, the Signing Stockholders and Jasomi Canada shall promptly notify Parent in writing of the discovery by the Company, the Signing Stockholders or Jasomi Canada:

(i)                                    of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company, the Signing Stockholders or Jasomi Canada in this Agreement;

(ii)                                of any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company, Jasomi Canada or any of the Signing Stockholders in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

(iii)                            of any breach of any covenant or obligation of the Company, Jasomi Canada or any of the Signing Stockholders; and

(iv)                               of any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 8 or Section 9 impossible or unlikely.

(b)                                  If any event, condition, fact or circumstance that is required to be disclosed pursuant to Section 6.3(a) requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Company shall promptly deliver to Parent an update to the Disclosure Schedule specifying such change.  No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company, the Signing Stockholders or Jasomi Canada in this Agreement, or (ii) determining whether any of the conditions set forth in Section 8 has been satisfied.

6.4                               No Negotiation.

(a)                                  During the Pre-Closing Period, neither the Company, Jasomi Canada nor any of the Signing Stockholders shall, directly or indirectly:

(i)                                    enter into any agreement, understanding or arrangement relating to any Acquisition Proposal;

(ii)                                consider, engage or continue in any discussions or negotiations relating to, any Acquisition Proposal;

(iii)                            provide any information regarding Jasomi or Jasomi Canada or any of their respective businesses or operations to any party (other than to representatives of Parent);

(iv)                               solicit or encourage the submission of any Acquisition Proposal; or

(v)                                   permit any representative or affiliate of the Company, Jasomi Canada or the Signing Stockholders to do any of the foregoing (it being agreed that any action by any representative or affiliate of Company or the Signing Stockholders of any of the foregoing shall be a breach by Company or the Signing Stockholders).

(b)                                  The term “Acquisition Proposal,” as used in this paragraph, refers to any proposal, plan, agreement, understanding or arrangement (other than the Merger, this Agreement and any related agreements, understandings or arrangements) contemplating (i) any merger, consolidation, reorganization, recapitalization or similar transaction involving the Company or any of its affiliates, (ii) any transfer or issuance of any capital stock or other securities of the Company or any of its affiliates,  (iii) any transfer or license of any material asset of the Company or any of its affiliates, or (iv) any transaction that may be inconsistent with or that may have an adverse effect upon any of the transactions contemplated by this Agreement.

(c)                                  The Company shall promptly notify Parent in writing of any material inquiry, proposal or offer relating to a possible Acquisition Transaction that is received by the Company or any of the Signing Stockholders during the Pre-Closing Period.

SECTION 7.                            Additional Covenants of the Parties

7.1                               Filings and Consents.  As promptly as practicable after the execution of this Agreement, the Company (a) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, and (b) shall use all commercially reasonable efforts to obtain all Consents (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger and the other transactions contemplated by this Agreement.  The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

7.2                               Company Stockholders’ Meeting; Action by Written Consent.  Promptly after the execution of this Agreement, the Company shall prepare an information statement or other disclosure document (the “Information Statement”) for distribution to all of the Company’s stockholders to solicit approval of the transactions contemplated by this Agreement.  The Information Statement shall contain all information necessary to enable Parent to rely upon the exemption from registration of the Convertible Debentures pursuant to Rule 506 of Regulation D promulgated under the Securities Act for issuances of securities to at least one but no more than 35 investors who are not “accredited investors” as defined in Regulation D. The Information Statement shall include the recommendation of the board of directors of the Company in favor of the Merger.  Prior to the distribution of the Information Statement, the Company shall provide a draft of the Information Statement to Parent for its review and comment, and shall incorporate all comments received from Parent in such Registration Statement.  The Company shall, in accordance with its certificate of incorporation and bylaws and the applicable requirements of the DGCL, call and hold a special meeting of its Stockholders as promptly as practicable for the purpose of permitting them to consider and to vote upon and approve the Merger and this Agreement (the “Company Stockholders’ Meeting”), or solicit such approval by written consent, and shall distribute the Information Statement to all stockholders of the Company entitled to vote thereon.

7.3                               Public Announcements.  During the Pre-Closing Period, (a) neither the Company, Jasomi Canada nor any of the Signing Stockholders shall (and the Company and Jasomi Canada shall not permit any of its Representatives to) issue any press release or make any public statement regarding this Agreement or the Merger, or regarding any of the other transactions contemplated by this Agreement, without Parent’s prior written consent, and

(b) Parent will use commercially reasonable efforts to consult with the Company prior to issuing any press release or making any public statement regarding this Agreement or the Merger.

7.4                               Closing Efforts.  During the Pre-Closing Period, (a) the Company, Jasomi Canada and the Signing Stockholders shall use all commercially reasonable efforts to cause the conditions set forth in Section 8 to be satisfied on a timely basis, and (b) Parent and Merger Sub shall use all commercially reasonable efforts to cause the conditions set forth in Section 9 to be satisfied on a timely basis.

7.5                               Reserved.

7.6                               FIRPTA Matters.  At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

7.7                               Release.  At the Closing, Stockholders holding at least 90% of the Company Capital Stock outstanding on the date of this Agreement shall execute and deliver to Parent a General Release in the form of Exhibit H.

7.8                               Employment Matters.

(a)                                  Following the Effective Time, Parent shall be responsible for any severance or other similar rights of employees of Jasomi Canada not hired by Parent such that such obligations would become liabilities of Parent, subject to the following limitations:  (i) Parent shall not be responsible for any such liabilities as they relate to any employee of Jasomi Canada that Parent offers to employ (or that Parent employs but such employee leaves the employment of Parent within 30 days of employment for reasons other than Good Reason); and (ii) Parent shall not be responsible for an amount in excess of the lesser of three months salary and such amount that would have been obtainable under Canadian law;

(b)                                  Jasomi Canada shall be responsible for any notice, indemnity in lieu of notice, severance, termination pay or other similar rights of employees of Jasomi Canada for which Parent is not responsible pursuant to Section 7.8(a) above; and

(c)                                  Parent shall establish a pool of restricted stock awards with an aggregate value of approximately $2,717,117 (the “Parent Stock Awards”) for grant to Company employees or Jasomi Canada employees hired by Parent pursuant to Parent’s 2005 New Recruit Stock Plan, a draft of which has been furnished to the Company and which will be approved by Parent’s Board of Directors in substantially such form with such changes thereto as the Stockholders’ Representative may approve, such approval not to be unreasonably withheld.  Within five (5) days following the Closing Date, Parent shall grant the Parent Stock Awards to Company Employees hired by Parent.  To the extent they are granted in unvested form, such Parent Stock Awards shall vest at a rate not less than one-third (1/3) upon the 12-month anniversary of the grant and the remainder thereafter in equal periodic installments over the 2-year period following such 12-month anniversary.

(d)                                  Prior to the Closing Date, Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for issuance upon the exercise of the Parent Options (as defined in Section 1.6) and Parent Stock Awards described in Section 7.8(c).  Within twenty (20) days after the Closing Date, Parent shall file with the SEC a registration statement on Form S-8 or a successor registration form with respect to the shares of Parent Common Stock issuable upon the exercise of such Parent Options or with respect to the Parent Stock Awards and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement and maintain the current status of the prospectus referred to therein for so long as any Parent Options or Parent Stock Awards remain outstanding.

7.9                               Indemnification of Directors and Officers.  For a period of six years from and after the Closing Date, Parent agrees that it shall cause the Surviving Company to indemnify past and present officers and directors of the Company, to the same extent such Persons are indemnified as of the date of this Agreement by the Company pursuant to the Company’s Certificate of Incorporation or Bylaws.  This indemnification shall not apply to any claim by any such officer or director in connection with the Merger, the terms of this Agreement or any other agreement contemplated by this Agreement.

7.10                        Registration of Securities.

(a)                                  In the event Stockholders having the right to receive at the Closing not less than twenty-five percent (25%) of the aggregate principal amount of the Convertible Debentures deliver to Parent an opinion of counsel in a form reasonably acceptable to Parent stating that such Stockholders will not be allowed to “tack” the issue dates of the shares of Parent Common Stock issued upon conversion of the Convertible Debentures back to the original issue date of such Convertible Debentures for purposes of measuring their holding periods under Rule 144(d) of the Securities Act, then Parent will, as soon as practicable following the later of the date of the request of such Stockholders and the date on which Parent is first eligible to file a registration statement on Form S-3, use commercially reasonable efforts to file a registration statement on Form S-3 and shall use commercially reasonable efforts to cause such registration statement to become effective within forty-five days after the date of such Stockholder request, or otherwise as soon as practicable after such filing, providing for the registration and resale of all “Eligible Shares” held by such Stockholders requesting registration.  “Eligible Shares” means Parent Common Stock issued upon conversion of the Convertible Debentures, provided that such shares are not sold or able to be sold pursuant to Rule 144 of the Securities Act.

(b)                                  It shall be a condition precedent to the obligations of Parent to take any action pursuant to this Section 7.10 that the selling holders of Eligible Shares (the “Holders”) shall furnish to Parent such information regarding themselves, the Eligible Shares held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Eligible Shares.

(c)                                  Parent shall keep such registration statement effective for the first to occur of (i) three years from the Effective Date, (ii) the first date upon which the sale of all shares so registered may be sold pursuant to Rule 144 on such date and (iii) the date Parent shall cease to be able to use Form S-3; provided, however, that at any time and from time to time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (each such period a “Suspension Period”), Parent may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Holders hereby agree not to offer or sell any Eligible Shares pursuant to such registration statement during a Suspension Period) if Parent reasonably believes that there is or may be in existence material nonpublic information or events involving Parent, the failure of which to be disclosed in the prospectus included in the registration statement could result in a violation of state or federal securities laws.  If so directed by Parent, all Holders registering shares under such registration statement shall (i) not offer to sell any Eligible Shares pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension, and (ii) use their commercially reasonable efforts to deliver to Parent all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Eligible Shares current at the time of receipt of such notice.  Notwithstanding the foregoing, Parent shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(d)                                  Parent shall prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in Section 7.10(c) above.

(e)                                  Parent shall furnish to the holders of Eligible Shares such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Eligible Shares owned by them.

(f)                                    Parent shall notify each Holder of Eligible Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. Parent will use commercially reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)                                 The Holders of the Eligible Shares seeking registration of such Eligible Shares shall contribute up to US$30,000 per requested registration toward the expenses of such registration, which US$30,000 shall be delivered to Parent prior to Parent being required to begin the registration process.  If the total cost of such registration shall be less than US$30,000, then the difference between US$30,000 and such actual amount of expenses shall be delivered to the

Stockholders’ Representative for disbursement to the Holders of Eligible Shares, and Parent shall have no liability for how such amount is distributed.

(h)                                 Parent’s obligations under this Section 7.10 shall terminate on the first date upon which no Convertible Debentures are outstanding and no shares of Parent Common Stock continue to be Eligible Shares.

7.11                        Severance.  Prior to the Closing, Parent shall establish a severance plan pursuant to which each employee of the Company and Jasomi Canada hired by Parent or an affiliate of Parent shall be offered the greater of (a) three months Salary or (b) one month of Salary (up to a total of six months of Salary) for each year or part thereof of service as an employee collectively at Parent and the Company or Jasomi Canada, as severance in the event his or her employment with Parent or any of its affiliates is involuntarily terminated for any reason other than Cause or terminates his or her employment for Good Reason prior to the second anniversary of the Closing, payable on Parent’s standard payroll schedule, provided that such employee shall have provided a general release in favor of Parent and its affiliates in a form reasonably satisfactory to Parent.  “Salary” shall mean such employee’s base salary as of the date of termination of employment.  In addition, such severance plan shall provide that, if an employee receives severance under such severance plan and such employee is entitled to and timely elects continued coverage under COBRA, Parent or an affiliate of Parent shall pay the full amount of such employee’s COBRA premiums on behalf of such employee for such employee’s continued coverage under Parent’s health, dental and vision plans for a period of three months; provided, however, that no such premium payments shall be made following such employee’s death or the effective date of such employee’s coverage by a medical, dental or vision insurance plan of a subsequent employer.

SECTION 8.                            Conditions Precedent to Obligations of Parent and Merger Sub

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

8.1                               Accuracy of Representations.  Solely for purposes of determining Parent’s and Merger Sub’s obligations to effect the Merger and not for purposes of determining whether there has been a breach for which a claim for indemnification may be made, at each of the date of this Agreement and at the Effective Time (i) the representations and warranties made by the Company, the Signing Stockholders and Jasomi Canada in this Agreement and in each of the other agreements and instruments delivered to Parent in connection with the transactions contemplated by this Agreement shall have been true and correct in all respects except for breaches or inaccuracies in the representations and warranties of the Company, the Signing Stockholders and Jasomi Canada that, when taken collectively with all other inaccuracies in the representations and warranties, shall not result in a Material Company Change (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect“ qualifications and other materiality qualifications and similar qualifications contained in such representations and warranties shall be disregarded), and (ii) the Intellectual Property Warranty shall have been true and correct in all respects.

8.2                               Performance of Covenants.  All of the covenants and obligations that the Company, Jasomi Canada and the Signing Stockholders are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

8.3                               Stockholder Approval.  The principal terms of the Merger shall have been duly approved by the affirmative vote of at least 90% of the aggregate number of shares of Company Common Stock and Preferred Stock, collectively, entitled to vote with respect thereto (including each holder of in excess of 3% of the number of shares of the Company’s Capital Stock outstanding), and the holders of Company Preferred Stock shall have elected to cause the Merger to not be a “liquidation” for purposes of Article IV.B.2(c)(i) of the Company’s Certificate of Incorporation.

8.4                               Consents.  Parent shall have received the consent of 594916 Alberta Ltd. consenting to the assumption by Parent of the Consent to Subletting among Jasomi Canada, 594916 Alberta Ltd. and Compu Design System and Services Group for the premises located at Sunrise Square, dated May 10, 2004, which consent shall state that Parent shall not be liable for any claims arising prior to the Closing Date and shall be in full force and effect.

8.5                               Agreements and Documents.  Parent and the Company shall have received the following agreements and documents, each of which shall be in full force and effect:

(a)                                  Parent shall have received a certificate, executed by the executive officer of the Company and by Daniel Freedman (solely in his capacity as a director of the Company), dated as of the Closing Date, certifying as to the matters set forth in Sections 8.1, 8.2, 8.3, 8.4 and 8.8.

(b)                                  Parent shall have received a certificate, in a form reasonably satisfactory to Parent, executed by Daniel Freedman and Cullen Jennings, dated as of the Closing Date, certifying on their own behalf and on in their capacities as directors of the Company, that the representations and warranties set forth in the last sentence of Section 2.3(b) are true and correct in all respects and certifying that the Company has complied in all respects with the covenants set forth in Section 6.2(g), and agreeing in their personal capacity to indemnify and hold Parent harmless, without limitation, for any breach of such representations and warranties or failure to comply with such covenants.

(c)                                  Parent shall have received a certificate, duly executed by the executive officer of the Company and by Daniel Freedman (solely in his capacity as a director of the Company), pursuant to which the Company certifies and represents and warrants to Parent as to the following amounts and provides documents supporting such amounts:  (1) the Net Working Capital, as set forth on the Closing Balance Sheet; (2) the name and address of record of each Stockholder who is a stockholder of the Company immediately prior to the Effective Time; (3) the number (on a per class and series basis) of shares of Company Capital Stock held by each such Stockholder immediately prior to the Effective Time; (4) the name and address of record of each holder of Company Options immediately prior to the Effective Time; (5) the number of shares of Company Common Stock issuable upon exercise of such Company Options, including option grant dates, vesting schedules, exercise price and vesting acceleration rights for each such

Company Option; (6) the amount of cash that each such Stockholder is entitled to receive in connection with the Closing pursuant to Section 1.5; (7) the portion of the First Tranche Convertible Debentures that each such Stockholder is initially entitled to receive pursuant to Section 1.5; and (8) the portion of the Second Tranche Convertible Debentures that each such Stockholder is initially entitled to receive pursuant to Section 1.5.

(d)                                  Noncompetition and Nonsolicitation Agreements in the form of Exhibit I, executed by the persons set forth on Exhibit J;

(e)                                  executed offer letters in the form of Exhibit K, executed by each of the Designated Employees with Parent or an Affiliate of Parent;

(f)                                    confidential invention and assignment agreements, reasonably satisfactory in form and content to Parent, executed by all employees and former employees of the Company and Jasomi Canada and by all current and former consultants and independent contractors to the Company and Jasomi Canada who have not already signed such agreements (including the individuals identified in Part 2.9(f) of the Disclosure Schedule);

(g)                                 the statement referred to in Section 7.6(a), executed by the Company;

(h)                                 a legal opinion of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, dated as of the Closing Date, in the form of Exhibit L; and

(i)                                    written resignations of all directors of the Company, effective as of the Effective Time.

8.6                               FIRPTA Compliance.  The Company shall have filed with the IRS the notification referred to in Section 7.6(b).

8.7                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

8.8                               No Legal Proceedings.  No Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or seeking to prohibit or limit the exercise by Parent of any material right pertaining to its ownership of stock of the Surviving Corporation.

8.9                               Cancellation of Convertible Promissory Notes.  Purchaser shall have received the original, cancelled Convertible Promissory Notes described in Exhibit G of the Disclosure Schedule or other evidence of cancellation of such indebtedness reasonably satisfactory to Parent.

8.10                        Assumption of Jasomi Canada Agreements.  Jasomi Canada shall have executed and delivered to Parent or an Affiliate of Parent that certain Assignment and

Assumption Agreement, and shall have executed and delivered to Parent or an Affiliate of Parent all such instruments and other documents, and shall have taken such other actions, as Parent or an Affiliate of Parent may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by such Assignment and Assumption Agreement.

8.11                        Jasomi Canada Indemnification Agreement.  Daniel Freedman shall have executed and delivered to Parent an Indemnification Agreement, in the form of Exhibit O hereto.

SECTION 9.                            Conditions Precedent to Obligations of the Company

The obligations of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of the following conditions:

9.1                               Accuracy of Representations.  Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall have been accurate in all respects as of the date of this Agreement and as of the Effective Time except that all inaccuracies in the representations and warranties of Parent and Merger Sub that individually, or when taken collectively with all other inaccuracies in the representations and warranties, shall not result in a Material Adverse Effect on the Parent.

9.2                               Performance of Covenants.  All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all respects.

9.3                               Agreements and Documents.  The Company shall have received from Parent the following agreements and documents, each of which shall be in full force and effect:

(a)                                  a certificate of Parent, executed by an executive officer of Parent, dated as of the Closing Date, certifying as to the matters set forth in Sections 9.1 and 9.2.

(b)                                  a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in the form of Exhibit M.

9.4                               No Restraints.  No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

9.5                               Assumption of Jasomi Canada Agreements.  Parent or an Affiliate of Parent shall have executed and delivered to Jasomi Canada the Assignment and Assumption Agreement, and shall have executed and delivered to the Company all such instruments and other documents, and shall have taken such other actions, as the Company or Jasomi Canada may reasonably request for the purpose of carrying out or evidencing any of the transactions contemplated by such Assignment and Assumption Agreement.

9.6                               Incentive Plan.  Parent shall have established the pool of Parent Stock Awards referenced in Section 7.8(c).

9.7                               Severance Plan.  Parent shall have established the severance plan referenced in Section 7.11.

9.8                               Offer Letters.  Parent or an Affiliate of Parent shall have executed an offer letter in the form of Exhibit K, with each of the Designated Employees.

9.9                               Resale Restrictions.  Parent shall have provided to the Stockholders’ Representative, for the benefit of the Stockholders, either (a) a certificate attesting to the fact that ”Parent is not a reporting issuer in any jurisdiction of Canada.  After giving effect to the issue of the securities issuable in connection with the Merger and any shares of Parent Common Stock that will be issued at the same time as the Closing, residents of Canada: (i) will not own directly or indirectly more than ten percent (10%) of Parent’s outstanding shares of common stock, and (ii) will not represent in number more than ten percent (10%) of the total number of owners directly or indirectly of Parent’s outstanding shares of common stock” or (b) an undertaking to apply, upon the request of the Stockholders’ Representative and at Parent’s expense, for exemptive relief from the Canadian securities regulators in respect of the resale restrictions (other than any control bloc restrictions) applicable to the shares of Parent Common Stock to be issued pursuant to the Convertible Debentures.

SECTION 10.                     Termination

10.1                        Termination Events.  This Agreement may be terminated prior to the Closing:

(a)                                  by Parent if Parent reasonably determines that the timely satisfaction of any condition set forth in Section 8 has become impossible (other than as a result of any failure on the part of Parent or Merger Sub to comply with or perform any covenant or obligation of Parent or Merger Sub set forth in this Agreement);

(b)                                  by the Company if the Company reasonably determines that the timely satisfaction of any condition set forth in Section 9 has become impossible (other than as a result of any failure on the part of the Company or any of the Signing Stockholders to comply with or perform any covenant or obligation set forth in this Agreement or in any other agreement or instrument delivered to Parent);

(c)                                  by Parent at or after the Scheduled Closing Time if any condition set forth in Section 8 has not been satisfied by the Scheduled Closing Time;

(d)                                  by the Company at or after the Scheduled Closing Time if any condition set forth in Section 9 has not been satisfied by the Scheduled Closing Time;

(e)                                  by Parent if the Closing has not taken place on or before August 2, 2005 (other than as a result of any failure on the part of Parent to comply with or perform any covenant or obligation of Parent set forth in this Agreement);

(f)                                    by the Company if the Closing has not taken place on or before August 2, 2005 (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation of the Company set forth in this Agreement); or

(g)                                 by the mutual consent of Parent and the Company.

10.2                        Termination Procedures.  If Parent wishes to terminate this Agreement pursuant to Section 10.1(a), Section 10.1(c) or Section 10.1(e), Parent shall deliver to the Company a written notice stating that Parent is terminating this Agreement and setting forth a detailed description of the basis on which Parent is terminating this Agreement.  If the Company wishes to terminate this Agreement pursuant to Section 10.1(b), Section 10.1(d) or Section 10.1(f), the Company shall deliver to Parent a written notice stating that the Company is terminating this Agreement and setting forth a detailed description of the basis on which the Company is terminating this Agreement.

10.3                        Effect of Termination.  If this Agreement is terminated pursuant to Section 10.1, this Agreement shall forthwith become void and all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) neither the Company nor Parent shall be relieved of any obligation or liability arising from any prior breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 12; and (c) the Company and Parent shall, in all events, remain bound by and continue to be subject to Section 7.3 and Section 12.5.

SECTION 11.                     Indemnification, Etc.

11.1                        Survival of Representations, Etc.

(a)                                  The representations, warranties and covenants made by the Company, the Signing Stockholders or Jasomi Canada (including the representations and warranties set forth in Sections 2, 3 and 5 and in the certificates referenced in Section 8.5(a), (b) and (c)) shall survive the Closing and shall expire on the date twenty four (24) months from the Closing Date (except that the representations and warranties set forth in Section 2.9(h)(ii) shall expire on the date twelve (12) months from the Closing Date); provided, however, that if, at any time prior to the date twenty four (24) months from the Closing Date (twelve (12) months from the Closing Date with respect to the representations and warranties set forth in Section 2.9(h)(ii)), any Indemnitee (acting in good faith) delivers to Stockholders’ Representative a proper claim for indemnification pursuant to Section 11.3 or 11.4 alleging the existence of an inaccuracy in or a breach of any of the representations and warranties or covenants made by the Company, Signing Stockholders or Jasomi Canada that expire on the date twenty four (24) months from the Closing Date (twelve (12) months from the Closing Date with respect to the representations and warranties set forth in Section 2.9(h)(ii)) and asserting a claim for recovery under Section 11.2 based on such alleged inaccuracy or breach, then the claim asserted in such notice shall survive the date twenty four (24) months from the Closing Date (twelve (12) months from the Closing Date with respect to the representations and warranties set forth in Section 2.9(h)(ii)) until such time as such claim is fully and finally resolved.  All representations and warranties made by Parent and Merger Sub shall terminate and expire as of the Effective Time, and any liability of Parent or Merger Sub with respect to such representations and warranties shall thereupon cease.  Notwithstanding anything to the contrary contained herein, none of the limitations set forth herein shall apply in connection with Fraud Claims.  Except with respect to (i) a breach of a representation or warranty contained in Section 3, (ii) injunctive and other equitable relief; (iii) Fraud Claims; and (iv) any agreement (other than this Agreement) entered into between Parent or the Surviving Company and any Stockholders,  Parent and the Surviving Corporation acknowledge and agree (on behalf of themselves and the other Parent Indemnitees) that from and after the Closing their sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Section 11.

(b)                                  The representations, warranties, covenants and obligations of the Company, the Signing Stockholders or Jasomi Canada, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives.

(c)                                  For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Company.

11.2                        Indemnification by Stockholders.

(a)                                  From and after the Effective Time (but subject to Section 11.1(a)), the Stockholders, jointly and severally, shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with:  (i)  any inaccuracy in or breach of any representation or warranty set forth in Sections 2 or 5 as of the date of this Agreement (without giving effect to any update to the Disclosure Schedule); (ii) any inaccuracy in or breach of any representation or warranty set forth in Sections 2 or 5 as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any update to the Disclosure Schedule) or in a certificate referenced in Section 8.5(a), (b) or (c); (iii) any breach of any covenant or obligation of the Company, Jasomi Canada or any of the Signing Stockholders (including the covenants set forth in Sections 6 and 7); or (iv) any Legal Proceeding relating to any inaccuracy or breach of the type referred to in clause “(i),” “(ii)” or “(iii)” above (including any Legal Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 11).

(b)                                  The Stockholders acknowledge and agree that, if the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) Parent shall also be deemed, by virtue of its ownership of the stock of the Surviving

Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

11.3                        Indemnification Claims Procedures From the Escrow Fund.  Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Fund as follows:

(a)                                  If any Indemnitee has or claims to have incurred or suffered Damages for which it is or may be entitled to indemnification, compensation or reimbursement under Section 11 or Section 1.8(d) of the this Agreement, such Indemnitee may, on or prior to the twenty four (24) month anniversary of the Closing Date (twelve (12) months from the Closing Date with respect to the representations and warranties set forth in Section 2.9(h)(ii)), deliver a claim notice (a “Claim Notice”) to Stockholders’ Representative and to the Escrow Agent.  Each Claim Notice shall state that such Indemnitee believes that there is or has been a breach of a representation, warranty or covenant contained in the Agreement or that such Indemnitee is otherwise entitled to indemnification, compensation or reimbursement under Section 11 or Section 1.8(d) of the Agreement, and contain a reasonably detailed description of the circumstances supporting such Indemnitee’s belief that there is or has been such a breach or that such Indemnitee is so entitled to indemnification, compensation or reimbursement and shall, to the extent possible, contain a good faith, non-binding, preliminary estimate of the amount of Damages such Indemnitee claims to have so incurred or suffered (the “Claimed Amount”).

(b)                                  Within 30 days after receipt by Stockholders’ Representative of a Claim Notice, Stockholders’ Representative may deliver to the Indemnitee who delivered the Claim Notice and to the Escrow Agent a written response (the “Response Notice”) in which Stockholders’ Representative:  (i) agrees that cash in an amount equal to the full Claimed Amount may be released from the Escrow Fund to the Indemnitee; (ii) agrees that cash in an amount equal to part, but not all, of the Claimed Amount (the “Agreed Amount”) may be released from the Escrow Fund to the Indemnitee; or (iii) indicates that no part of the Escrow Fund may be released from the Escrow Fund to the Indemnitee in respect of the Claimed Amount.  Any part of the Claimed Amount that is not agreed to be released to the Indemnitee pursuant to the Response Notice shall be the “Contested Amount.”  If a Response Notice is not received by the Escrow Agent within such 30-day period, then Stockholders’ Representative shall be conclusively deemed to have agreed that cash in an amount equal to the full Claimed Amount may be released to the Indemnitee from the Escrow Fund.

(c)                                  If Stockholders’ Representative delivers a Response Notice agreeing that cash in an amount equal to the full Claimed Amount may be released from the Escrow Fund to the Indemnitee, or if Stockholders’ Representative does not deliver a Response Notice on a timely basis in accordance with Section 11.3(b), the Escrow Agent shall within five business days following the receipt of such Response Notice (or, if the Escrow Agent has not received a Response Notice, within five business days following the expiration of the 30-day period referred to in Section 11.3(b)), deliver to such Indemnitee such cash.

(d)                                  If Stockholders’ Representative delivers a Response Notice agreeing that cash in an amount equal to less than the full Claimed Amount may be released from the Escrow Fund to the Indemnitee, the Escrow Agent shall, within five business days following the receipt of such Response Notice, deliver to such Indemnitee cash in an amount equal to the Agreed Amount.  Such payment shall not be deemed to be made in full satisfaction of the claim described in such Claim Notice, but shall count toward the satisfaction of the claim described in such Claim Notice.

(e)                                  If Stockholders’ Representative delivers a Response Notice indicating that there is a Contested Amount, Stockholders’ Representative and the Indemnitee shall attempt in good faith to resolve the dispute related to the Contested Amount.  If the Indemnitee and Stockholders’ Representative resolve such dispute, such resolution shall be binding on all of the Stockholders and such Indemnitee and a settlement agreement shall be signed by such Indemnitee and Stockholders’ Representative and sent to the Escrow Agent, which shall, upon receipt thereof, if applicable, release cash from the Escrow Fund in accordance with such agreement.  Unless and until the Escrow Agent shall receive written notice that any such dispute has been resolved by the Indemnitee and Stockholders’ Representative, the Escrow Agent may assume without inquiry that such dispute has not been resolved.

(f)                                    If Stockholders’ Representative and the Indemnitee are unable to resolve the dispute relating to any Contested Amount within 60 days after the delivery of the Claim Notice (“Initial Resolution Period”), then the claim described in the Claim Notice shall be settled by binding arbitration as set forth in Section 12.10 below.

(g)                                 The Escrow Agent shall release cash from the Escrow Fund in connection with any Contested Amount within five business days after the delivery to it of:  (i) a copy of a settlement agreement executed by the Indemnitee and Stockholders’ Representative setting forth instructions to the Escrow Agent as to the amount of cash, if any, to be released from the Escrow Fund, with respect to such Contested Amount; or (ii) a copy of the award of the arbitrator(s) referred to and as provided in Section 12.10 setting forth instructions to the Escrow Agent as to the amount of cash, if any, to be released from the Escrow Fund, with respect to such Contested Amount.

11.4                        Indemnification Claims Procedures From the Convertible Debentures.  The resolution of claims made for indemnification, for which satisfaction of such indemnification claims are to be made by reduction in the principal amount of Convertible Debentures, shall be made as nearly as practicable to the procedures set forth in Section 11.3, with (i) references to the Escrow Agent being changed to Parent, (ii) references to the Escrow Fund being changed to the principal amount of the applicable Convertible Debentures, and (iii) references to cash being changed to principal reduction of the applicable Convertible Debentures.  If, prior to the date twenty four (24) months from the Closing Date (the “Termination Date”), any Indemnitee has given a Claim Notice containing a claim which has not been resolved prior to the Termination Date in accordance with the provisions set forth in this Section 4, Parent shall reduce the applicable Convertible Debentures pro rata in accordance with the amount of principal thereon in an amount equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved.

11.5                        Satisfaction of Indemnification Claim by Stockholders.  In the event any Stockholder shall have any liability for indemnification to any Indemnitee under this Section 11,

Parent shall be entitled to satisfy such liability by submitting a claim with the Escrow Agent, pursuant to the terms of the Escrow Agreement, or by reduction of the principal amount of the Convertible Debentures, but in the following order: (i) first by reduction of the principal amount of the First Tranche Convertible Debentures in the amount of such liability; provided, however, that the principal amount of the First Tranche Convertible Debentures shall not be reduced as a result of any indemnification claims made more than twelve (12) months following the Closing Date; (ii) to the extent the reduction of the principal amount of the First Tranche Convertible Debentures is no longer available, then from the cash held in the Escrow Fund; and (iii) to the extent the principal amount of the First Tranche Convertible Debentures has either been reduced to zero or the First Tranche Convertible Debentures are otherwise no longer available to satisfy the indemnification liability, and cash in the Escrow Fund is no longer available, by reduction of the principal amount of the Second Tranche Convertible Debentures in the amount of such liability.

11.6                        Threshold; Ceiling; Joint and Several Liability.

(a)                                  The Stockholders shall not be required to make any indemnification payment pursuant to Section 11.2(a) for any inaccuracy in or breach of any representations and warranties set forth in Sections 2 or 5 or in a certificate referenced in Section 8.5(a), (b) or (c) until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties or covenants) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $100,000 in the aggregate; provided, however, that such threshold shall not apply with respect to a claim for the Net Working Capital Shortfall.

(b)                                  None of the limitations set forth in this Section 11 shall limit the Company, the Surviving Company, Merger Sub or Parent in any respects from pursuing other remedies for Fraud Claims.

(c)                                  Except with respect to Fraud Claims, Parent and Merger Sub agree that, after the Closing Date, the sole and exclusive remedy of the Indemnitees with respect to a breach of the representations or warranties made in Sections 2 and 5 of this Agreement or in the Disclosure Schedule or in the certificates referenced in Section 8.5(a), (b) or (c) or the other indemnification rights set forth in this Section 11 shall be against the Escrow Fund and the Convertible Debentures.

11.7                        No Contribution.  Each Stockholder waives, and acknowledges and agrees that he/she/it shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which he/she/it may become subject under or in connection with this Agreement.

11.8                        Interest.  Any Stockholder who is required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 11 with respect to any Damages shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which such Stockholder first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability of such Stockholder to such Indemnitee is fully satisfied by such Stockholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T. & S.A. from time to time as its prime, base or reference rate.

11.9                        Defense of Third Party Claims.  The obligations and liabilities of the Stockholders under this Section 11 with respect to Damages arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Section 11 (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions:

(a)                                  If an Indemnitee shall receive notice of any Third Party Claim, the Indemnitee shall give the Stockholders’ Representative notice of such Third Party Claim within 90 days of the receipt by the Indemnitee of such notice; provided, however, that the failure to provide such notice shall not release the Stockholders from their obligations under this Section 11 except to the extent that the Stockholders are materially prejudiced by such failure.  The notice of claim shall describe in reasonable detail the facts known to the Indemnitee giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.

(b)                                  If the Stockholders’ Representative acknowledges in writing the Stockholders’ obligation to indemnify the Indemnitee hereunder against any Damages (not to exceed any applicable limitation set forth in Section 11.6) that may result from such Third Party Claim, then the Stockholders’ Representative shall be entitled to assume and control the defense of such Third Party Claim through counsel of its choice (such counsel to be reasonably acceptable to the Indemnitee); provided, however, that the Stockholders’ Representative shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks any relief other than monetary losses (including any license of technology, any injunctive or other equitable relief), (ii) the Stockholders’ Representative fails to provide reasonable assurance to the Indemnitee of the adequacy of the Escrow Fund plus principal amount of the Convertible Debentures to provide complete and full indemnification in accordance with the provisions of this Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnitee in its reasonable discretion) for the same counsel to represent both the Indemnitee and the Stockholders, or (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the good faith judgment of the Indemnitee) a precedent adverse to the business interests of the Indemnitee; provided further, that if by reason of the Third Party Claim an Encumbrance is placed upon any of the property or assets of such Indemnitee, the Indemnifying Party, if it desires to exercise its right to assume such defense of the Third Party Claim, must agree to use a portion of the Escrow Fund to furnish a satisfactory indemnity bond to obtain the prompt release of such Encumbrance.  If the Stockholders’ Representative assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnitees harmless from and against all Damages caused by or arising out of any settlement thereof, subject to any applicable limitation set forth in Section 11.6.  The Indemnitee shall cooperate with the Stockholders’ Representative, with such expenses paid out of the Escrow

Fund and/or by reduction in principal amount of the Convertible Debentures, in such defense and make available to the Stockholders’ Representative all witnesses, pertinent records, materials and information in the Indemnitee’s possession or under the Indemnitee’s control relating thereto as is reasonably requested by the Stockholders’ Representative.  Except with the written consent of the Indemnitee, the Stockholders’ Representative will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement.

(c)                                  In the event that the Stockholders’ Representative fails or elects not to assume the defense of an Indemnitee against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 11.9(b), the Indemnitee shall have the right, at the expense of the Stockholders, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Stockholders’ Representative, on such terms as such Indemnitee may deem appropriate, and the Indemnitee may, subject to Section 11.3 and 11.4, seek prompt reimbursement from the Escrow Fund and/or by reduction in principal amount of the Convertible Debentures for any Damages incurred in connection with such settlement.  If no settlement of such Third Party Claim is made, the Indemnitee may, subject to Section 11.3 and 11.4, seek prompt reimbursement from the Escrow Fund and/or by reduction in principal amount of the Convertible Debentures for any Damages arising out of any judgment rendered with respect to such claim.  Any Damages for which an Indemnitee is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP).

(d)                                  In the event that the Stockholders’ Representative is not entitled to assume the defense of the Indemnitee against such Third Party Claim pursuant to Section 11.9(b), the Indemnitee shall have the right, at the expense of the Stockholders, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Stockholders’ Representative, and the Indemnitee may, subject to Sections 11.3 and 11.4, seek prompt reimbursement from the Escrow Fund and/or by reduction in principal amount of the Convertible Debentures for any Damages incurred in connection with such judgment or settlement.  In such case, the Indemnitee shall conduct the defense of the Third Party Claim actively and diligently, and the Stockholders’ Representative shall cooperate with the Indemnitee in such defense and make available to the Indemnitee all such witnesses, records, materials and information in the Stockholders’ possession or under the Stockholders’ control relating thereto as is reasonably requested by the Indemnitee.  Notwithstanding the foregoing, unless the Stockholders’ Representative shall have consented to such settlement, no settlement of any such claim by Indemnitee shall foreclose the Stockholders’ Representative’s right to challenge the amount of the settlement.  If no settlement of such Third Party Claim is made, the Indemnitee may, subject to Sections 11.3 and 11.4, seek prompt reimbursement from the Escrow Fund and/or by reduction in principal amount of the Convertible Debentures for any Damages arising out of any judgment rendered with respect to such claim.  Any Damages for which an Indemnitee is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP).

11.10                 Exercise of Remedies by Indemnitees Other Than Parent.  No Indemnitee (other than Parent or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless Parent (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

SECTION 12.                     Miscellaneous Provisions

12.1                        Stockholders’ Representative.

(a)                                  The Stockholders hereby irrevocably appoint Daniel Freedman as their agent (the “Stockholders’ Representative”) for purposes of Section 1.8(b), Section 7.10(g) and Section 11 to the extent any claims for indemnification thereunder do not exceed the Escrow Fund and the principal amount of the Convertible Debentures (as reduced by the occurrence of any Reduction Event, as defined in the Convertible debentures, resulting from Designated Employees failing to remain in the employment of Parent or its affiliates) and to consent or agree to any amendment of this Agreement on behalf of the Stockholders and the Company (provided that the Stockholders’ Representative may not agree to any amendment of this Agreement which (a) would decrease the aggregate amount of consideration payable to the Stockholders pursuant to this Agreement or the Convertible Debentures or (b) would change any Stockholder’s obligations or liabilities (including for indemnification) under this Agreement, the Escrow Agreement or the Convertible Debentures), and Daniel Freedman hereby accepts his appointment as the Stockholders’ Representative for such purposes.  Parent shall be entitled to deal exclusively with the Stockholders’ Representative on all matters relating to Section 1.8(b), Section 7.10(g) and Section 11 to the extent any claims for indemnification thereunder do not exceed the Escrow Fund and the principal amount of the Convertible Debentures (as reduced by the occurrence of any Reduction Event, as defined in the Convertible debentures, resulting from Designated Employees failing to remain in the employment of Parent or its affiliates), and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Stockholder by the Stockholders’ Representative, and on any other action taken or purported to be taken on behalf of any Stockholder by the Stockholders’ Representative, as fully binding upon such Stockholder.  If the Stockholders’ Representative shall die, become disabled or otherwise be unable to fulfill his or her responsibilities as agent of the Stockholders, then (a) Cullen Jennings shall act as the temporary Stockholders’ Representative until a successor Stockholders’ Representative is appointed by the Stockholders holding a majority of the Company Capital Stock outstanding immediately prior to the Closing, and (b) the Stockholders shall, within ninety (90) days after such death or disability, appoint a successor Stockholders’ Representative and, promptly thereafter, shall notify Parent of the identity of such successor.  Any such successor shall become the “Stockholders’ Representative” for purposes of Section 1.8(b), Section 7.10(g), Section 11 and this Section 12.1(a).

(b)                                  The Stockholders’ Representative shall not be liable to either Parent, Merger Sub or any holder of Company Capital Stock for any act done or omitted hereunder as the Stockholders’ Representative while acting in good faith and without gross negligence or willful misconduct.  The Stockholders shall indemnify the Stockholders’ Representative and hold him harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.  If not paid directly to the Stockholders’ Representative by the Stockholders, such losses, liabilities or expenses may be recovered by the Stockholders’ Representative from the Escrow Fund upon release (if any) of the Escrow Fund or any portion thereof following the expiration of twenty four (24) months from the Closing pursuant to the terms hereof.

12.2                        Further Assurances.  Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.

12.3                        Fees and Expenses.  Subject to Section 1.8, each party to this Agreement shall bear and pay all fees, costs and expenses (including legal fees and accounting fees) that have been incurred or that are incurred by such party in connection with the transactions contemplated by this Agreement, including all fees, costs and expenses incurred by such party in connection with or by virtue of (a) the investigation and review conducted by Parent and its Representatives with respect to the Company’s business (and the furnishing of information to Parent and its Representatives in connection with such investigation and review), (b) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule) and all agreements, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the transactions contemplated by this Agreement, (c) the preparation and submission of any filing or notice required to be made or given in connection with any of the transactions contemplated by this Agreement, and the obtaining of any Consent required to be obtained in connection with any of such transactions, and (d) the consummation of the Merger.

12.4                        Notices.  Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to Parent:

Ditech Communications Corporation

825 East Middlefield Road

Mountain View, CA 94043

Facsimile: (650) 564-9591

Attn:  William J. Tamblyn

with a copy to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Facsimile:  (650) 849-7400

Attn:  Brett D. White, Esq.

if to the Company or Jasomi Canada:

Jasomi Networks, Inc.

602 Eleventh Avenue SW, Suite 310

Calgary, AB, Canada T2R 1J8

Facsimile:  (650) 849-7400

Attn:  Daniel Freedman

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Facsimile: (650) 321-2800

Attn:  Bennett L. Yee, Esq.

if to any of the Signing Stockholders:

to such address or facsimile number provided on Exhibit A

if to the Stockholders’ Representative:

Daniel Freedman

2205 Amherst Street SW

Calgary AB Canada T2T 3B8

with a copy to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

155 Constitution Drive

Menlo Park, California 94025

Facsimile: (650) 321-2800

Attn:  Bennett L. Yee, Esq.

12.5                        Confidentiality.  Without limiting the generality of anything contained in Section 7.3, on and at all times after the Closing Date, each Signing Stockholder and Jasomi Canada shall keep confidential, and shall not use or disclose to any other Person, any non-public document or other non-public information in such Signing Stockholder’s or Jasomi Canada’s possession that relates to the business of the Company or Parent.

12.6                        Time of the Essence.  Time is of the essence of this Agreement.

12.7                        Headings.  The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

12.8                        Counterparts.  This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

12.9                        Governing Law.  This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

12.10                 Arbitration.  Following the Closing, arbitration will be the sole and exclusive remedy of the parties for the resolution of any disputes under this Agreement.  The parties hereby irrevocably agree to resolve any disputes under this Agreement through arbitration and to not bring any such claim in any state or Federal court or assert, as a defense in any arbitration proceeding, that arbitration is improper or that such dispute must be brought in any such courts.  Any party hereto may initiate arbitration by making a written demand for arbitration on the other party and simultaneously filing copies of the demand, together with the required fees, with the office of JAMS in San Jose, California. In such event, the matter shall be settled by arbitration held in San Jose, California under the then-prevailing rules and procedures of JAMS, provided that discovery shall be permitted to the same extent permitted by the Federal Rules of Civil Procedure as if the claim had been brought in a federal court of competent jurisdiction, and the arbitrator shall have the same authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a court of competent law or equity, should the arbitrators determine that discovery was refused or objected to without substantial justification.  Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.  The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute).  There will be one (1) arbitrator chosen by mutual agreement of the parties, or, in the event the parties cannot agree within three (3) business days after either party’s issuance of a written demand for arbitration, by JAMS.  Each party will bear the expense of deposits and advances required by the arbitrator in equal proportions, but either party may advance such amounts, subject to recovery as an addition or offset to any award.  Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.  The arbitrator may not award punitive damages.  The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

12.11                 Successors and Assigns.  This Agreement shall be binding upon: the Company and its successors and assigns (if any); Jasomi Canada and its successors and assigns (if any); the Signing Stockholders and their respective personal representatives, executors, administrators, estates, heirs, successors and assigns (if any); Parent and its successors and assigns (if any); and Merger Sub and its successors and assigns (if any).  This Agreement shall inure to the benefit of:

the Company; Jasomi Canada, the Company’s Stockholders (to the extent set forth in Section 1.5); Parent; Merger Sub; the other Indemnitees (subject to Section 11.9); and the respective successors and assigns (if any) of the foregoing.  Parent may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 11), in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person.

12.12                 Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties to this Agreement agree that, in the event of any breach or threatened breach by any party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other party to this Agreement, such other party shall be entitled (in addition to any other remedy that may be available to it) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach.

12.13                 Waiver.

(a)                                  No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)                                  No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

12.14                 Amendments.  This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of Parent, the Stockholders’ Representative, Jasomi Canada and, prior to the Closing, the Company.

12.15                 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

12.16                 Parties in Interest.  Except for the provisions of Sections 1.5, 7.10 and 11, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

12.17                 Entire Agreement.  This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof; provided, however, that the Non-Disclosure Agreement executed on behalf of Parent on and the Company on January 11, 2005, shall not be superseded by this Agreement and shall remain in effect in accordance with its terms until the earlier of (a) the Effective Time, or (b) the date on which such Non-Disclosure Agreement is terminated in accordance with its terms.

12.18                 Construction.

(a)                                  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b)                                  The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c)                                  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)                                  Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

The parties hereto have caused this Agreement to be executed and delivered as of June 6, 2005.

Ditech Communications Corporation,
a Delaware corporation

By:	/s/ Timothy K. Montgomery
Timothy K. Montgomery
Chairman of the Board and Chief Executive Officer

Spitfire Acquisition Corp.,
a Delaware corporation

By:	/s/ Lowell B. Trangsrud
Lowell B. Trangsrud
Chief Executive Officer and President

Jasomi Networks, Inc.,
a Delaware corporation

By:	/s/ Daniel Freedman
Daniel Freedman
Founder and Chairman

Jasomi Networks (Canada), Inc.,
an Alberta corporation

By:	/s/ Daniel Freedman
Daniel Freedman
Founder and Chairman

/s/ Daniel Freedman
Daniel Freedman

/s/ Cullen Jennings
Cullen Jennings

/s/ Todd Simpson
Todd Simpson

Exhibit A

SIGNING STOCKHOLDERS

Name and Address

Daniel Freedman 2205 Amherst Street SW Calgary AB Canada T2T 3B8

Cullen Jennings 1385 Tanaka Drive San Jose, CA 95131

Todd Simpson 602 11th Avenue SW Calgary, Alberta, Canada T24 1J8

1

Exhibit B

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit B):

Acquisition Transaction.  “Acquisition Transaction” shall mean any transaction involving:

(a)                                  the sale, license, disposition or acquisition of all or a material portion of the Company’s business or assets;

(b)                                  the issuance, disposition or acquisition of (i) any capital stock or other equity security of the Company (other than common stock issued to employees of the Company, upon exercise of Company Options or otherwise, in routine transactions in accordance with the Company’s past practices), (ii) any option, call, warrant or right (whether or not immediately exercisable) to acquire any capital stock or other equity security of the Company (other than stock options granted to employees of the Company in routine transactions in accordance with the Company’s past practices), or (iii) any security, instrument or obligation that is or may become convertible into or exchangeable for any capital stock or other equity security of the Company; or

(c)                                  any merger, consolidation, business combination, reorganization or similar transaction involving the Company.

Agreement.  “Agreement” shall mean the Agreement and Plan of Merger to which this Exhibit B is attached (including the Disclosure Schedule), as it may be amended from time to time.

Cause.  “Cause” shall mean misconduct, including:  (i) commission of any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud or act of dishonesty against Parent; (iii) material breach of Parent’s written policies; (iv) intentional and material damage to Parent property; (v) material breach by the employee of any provision of any material agreement between the employee and Parent concerning the terms and conditions of the employee’s employment; (vi) conduct by the employee that Parent determines demonstrates unacceptable job performance or gross unfitness to serve; (vii) incapacity to perform the essential functions of the Designated Employee’s job for a period of ninety (90) calendar days, or for at least sixty-five (65) business days within twelve (12)-month period, provided that Parent shall act upon this provision only in compliance with the Family Medical Leave Act, and the Americans with Disabilities Act (with respect to Canadian employees, with application of these principles), or (viii) death.  For purposes of this definition of “Cause,” “Parent” shall also include any affiliate of Parent.

COBRA.  “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

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Code.  “Code” shall mean the United Stated Internal Revenue Code of 1986, as amended.

Company Affiliate.  “Company Affiliate” shall mean any Person under common control with the Company within the meaning of Sections 414(b), (c), (m) and (o) of the Code, and the regulations issued thereunder, including Jasomi Canada.

Company Capital Stock.  “Company Capital Stock” shall mean the Company Common Stock and Company Preferred Stock.

Company Common Stock.  “Company Common Stock” shall mean the Common Stock of Jasomi Networks, Inc., par value $0.001.

Company Contract.  “Company Contract” shall mean any Contract:  (a) to which the Company is a party; (b) by which the Company or any of their assets are or may become bound or under which the Company has, or may become subject to, any obligation; or (c) under which the Company has or may acquire any right or interest.

Company Employee.  “Company Employee” shall mean any current or former employee, independent contractor or director of the Company or any Company Affiliate.

Company Employee Agreement.  “Company Employee Agreement” shall mean each management, employment, severance, termination, notice, change-of-control, consulting, relocation, repatriation or expatriation agreement or other Contract between the Company or any Company Affiliate and any Company Employee.

Company Employee Plan.   “Company Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, indemnity in lieu of notice, change-of-control award, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Company or any Company Affiliate for the benefit of any Company Employee, or with respect to which the Company or any Company Affiliate has or may have any liability or obligation, except such definition shall not include any Company Employee Agreement.

Company IP.  “Company IP”  shall mean all Intellectual Property Rights and Intellectual Property (including without limitation all Intellectual Property Rights and Intellectual Property in the Company Software) used by the Company to conduct the business of the Company as currently conducted or as planned to be conducted or in which the Company has (or purports to have) an ownership interest or an exclusive license or similar exclusive right.

Company IP Contract.  “Company IP Contract” shall mean any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Intellectual Property Right

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or that otherwise relates to any Company IP or any Intellectual Property developed by, with or for the Company.

Company Option.  “Company Option” shall mean an option to purchase shares of Company Common Stock that is outstanding under the Option Plan at the Effective Time, whether or not vested or exercisable.

Company Pension Plan.  “Company Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Company Preferred Stock.  “Company Preferred Stock” shall mean the Preferred Stock of Jasomi Networks, Inc., par value $0.001 per share.

Company Software.  “Company Software” shall mean any software (including firmware and other software embedded in hardware devices) owned, developed (or currently being developed), used, marketed, distributed, licensed or sold by the Company at any time (other than non-customized third-party software licensed to the Company for internal use on a non-exclusive basis).

Consent.  “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract.  “Contract” shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, warranty, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

Damages.  “Damages” shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including reasonable attorneys’ fees), charge, cost (including costs of investigation) or expense of any nature.

Designated Employees.  “Designated Employees” means those eleven individuals set forth on the Designated Employees List executed by Parent and the Company contemporaneously with this Agreement.

DGCL.  “DGCL” means the Delaware General Corporation Law.

Disclosure Schedule.  “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to Parent on behalf of the Company and the Signing Stockholders.

DGCL.  “DGCL” means the Delaware General Corporation Law.

Dissenting Shares.  “Dissenting Shares” shall have the meaning as set forth in Section 262 of the DGCL

DOL.  “DOL” means the United States Department of Labor.

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Encumbrance.  “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (excluding any license of any right granted to or from any other Person and including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity.  “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Exchange Act.  “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

FMLA.   “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

Foreign Plan.  “Foreign Plan” shall mean: (i) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (ii) any Company Employee Plan maintained or contributed to by the Company or any Company Affiliate that is not subject to United States law; and (iii) any Company Employee Plan that covers or has covered Company Employees whose services are performed primarily outside of the United States.

Fraud Claims.  “Fraud Claims” shall mean any claim for Damages based on an allegation of fraud by the Company, its officers, directors, employees or any affiliate or agent of the Company.

GAAP.  “GAAP” shall mean any generally accepted accounting principals in the United States.

Good Reason.  “Good Reason” shall mean that one or more of the following are undertaken by Parent without the express written consent of the employee:  (i) the assignment of any duties or responsibilities that results in a material diminution in the employee’s function as in effect on the date the employee began employment with Parent; provided, however, that a change in title or reporting relationships shall not provide the basis for a voluntary termination with Good Reason; (ii) a material reduction by Parent in the employee’s annual base salary, as in effect on the date the employee began employment with Parent or as increased thereafter; provided, however, that Good Reason shall not be deemed to have occurred in the event of a reduction in the employee’s annual base salary that is pursuant to a salary reduction program affecting substantially all of the employees of Parent and that does not adversely affect the employee to a greater extent than other similarly situated employees; (iii) any failure by Parent to

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continue in effect any benefit plan or program, including incentive plans or plans with respect to the receipt of securities of Parent, in which the employee was participating on the date the employee began employment with Parent (hereinafter referred to as “Benefit Plans”), or the taking of any action by Parent that would materially and adversely affect the employee’s participation in or materially reduce the employee’s benefits under the Benefit Plans or deprive the employee of any fringe benefit that the employee enjoyed immediately prior to the date hereof; provided, however, that Good Reason shall not be deemed to have occurred if such reduction in benefits under Benefit Plans shall apply in a similar manner to all employees of Parent or if Parent provides for the employee’s participation in benefit plans and programs that, taken as a whole, are comparable to the Benefit Plans; provided further, that Good Reason shall not be deemed to have occurred if Parent reduces or eliminates a Benefit Plan in which the employee participates as a result of a change in accounting principles, the continuance of which Benefit Plan would adversely affect Parent financial results (including the application of Financial Accounting Standards Board Statement No. 123R, “Share-Based Payment”); (iv) a relocation of the employee’s business office to a location more than 30 miles from the location at which the employee performed the employee’s duties as of the date the employee began employment with Parent, (v) excessive and unreasonable required travel on Parent’s business for such job position and responsibilities; or (vi) a material breach by Parent of any provision of any material agreement between the employee and Parent concerning the terms and conditions of the employee’s employment. For purposes of this definition of “Good Reason,” “Parent” shall also include any affiliate of Parent.

Governmental Authorization.  “Governmental Authorization” shall mean any:  (a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body.  “Governmental Body” shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, provincial, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal).

HIPAA.   “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Indemnitees.  “Indemnitees” shall mean the following Persons:  (a) Parent; (b) Parent’s current and future affiliates (including the Surviving Corporation); (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above; provided, however, that the Stockholders shall not be deemed to be “Indemnitees.”

Intellectual Property.  “Intellectual Property” shall mean algorithms, APIs, apparatus, circuit designs and assemblies, gate arrays, IP cores, net lists, photomasks, semiconductor

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devices, test vectors, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

Intellectual Property Rights.  “Intellectual Property Rights” shall mean all past, present, and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (A) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights and mask works; (B) trademark and trade name rights and similar rights; (C) trade secret rights; (D) patent and industrial property rights; (E) other proprietary rights in Intellectual Property; and (F) rights in or relating to registrations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the rights referred to in clauses “(A)” through “(E)” above.

Intellectual Property Warranty.  “Intellectual Property Warranty” shall mean the representations and warranties made by the Company in Section 2.9 of this Agreement.

Intercompany Agreements.  “Intercompany Agreements” shall mean that certain Agreement Between Jasomi Networks, Inc and Jasomi Networks (Canada), Inc. dated January 7, 2002, as amended on June 6, 2005.

IRS.   “IRS” shall mean the United States Internal Revenue Service.

Knowledge.  “Knowledge” shall mean (i) the actual awareness of such fact or other matter of Daniel Freedman or any officer or director of the Company or Jasomi Canada, or with respect to any representation made by a Signing Stockholder, such Signing Stockholder; (ii) the awareness of such fact or other matter of Daniel Freedman or any officer or director of the Company or Jasomi Canada that a person in such position could reasonably be expected to discover or otherwise become aware of after having made reasonable investigation (which shall include, but not be limited to, inquiry of employees of the Company and/or Jasomi Canada who would reasonably be expected to have awareness of such fact or other matter, but any such inquiry shall not require or shall not be assumed to include any patent or trademark search or review of any patents or trademarks); and (iii) with respect to the representations and warranties set forth in Section 2.9 of the Agreement, in addition to the above, such awareness of Ryan Kereliuk or Alan Hawrylyshen based on the same standards as are set forth in (i) and (ii) above.

Legal Proceeding.  “Legal Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

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Legal Requirement.  “Legal Requirement” shall mean any federal, provincial, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Licensed Company Software” means Company Software that is licensed to the Company as identified in Part 2.9(a)(iii) of the Disclosure Schedule.

“Licensed IP” means Company IP that is licensed to the Company as identified in Part 2.9(a)(iii) of the Disclosure Schedule.

Material Adverse Effect.  A violation or other matter will be deemed to have a “Material Adverse Effect” on a party if such violation or other matter (considered together with all other matters that would constitute exceptions to the representations and warranties set forth in the Agreement but for the presence of “Material Adverse Effect” or other materiality qualifications, or any similar qualifications, in such representations and warranties) would have a material adverse effect on the Company’s business, condition, assets, liabilities, operations or financial performance, except for any such events, changes or effects resulting from or in connection with any changes in general economic or business conditions that do not disproportionately impact such party, or (ii) any changes or events affecting the industry in which such party operates that do not disproportionately impact such party.

Material Company Change.  A “Material Company Change” shall mean any event, occurrence or condition which could reasonably be expected to result in a liability in excess of $600,000 in the aggregate or would create a diminution in value in excess of $600,000 in the aggregate in Company’s business, condition, assets, liabilities, operations or financial performance, except for any such events, changes or effects resulting from or in connection with any changes in general economic or business conditions that do not disproportionately impact such party, or (ii) any changes or events affecting the industry in which such party operates that do not disproportionately impact such party.

“Non-Licensed Company IP” means all Company IP that is not Licensed IP.

“Non-Licensed Company Software” means all Company Software that is not Licensed Company Software.

Option Plan.   “Option Plan” shall mean the Company’s 2001 Stock Plan, as amended.

Parent Common Stock.   “Parent Common Stock” shall mean common stock of Parent, par value $0.001 per share.

PBGC.   “PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

Person.  “Person” shall mean any individual, Entity or Governmental Body.

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Registered IP.  “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Body, including all patents, registered copyrights, registered mask works and registered trademarks and all applications for any of the foregoing.

Representatives.  “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Routine Preclosing Bugs.  “Routine Preclosing Bugs” shall mean those bugs, defects, and errors in the Company Software, first discovered by the Company and disclosed by the Company to Parent between the date of this Agreement and the Closing, that the Company would need to spend no more than three times the amount of time to correct as the Company spent to correct bugs, defects, and errors in the ninety (90) day period ending on the date of this Agreement.

SEC.  “SEC” shall mean the United States Securities and Exchange Commission.

Securities Act.  “Securities Act” shall mean the Securities Act of 1933, as amended.

Stockholders.  “Stockholders” shall mean the holders of the Company’s Capital Stock.

Tax.  “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, goods and services tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), and any Canada plan and provincial pension plan contribution, deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

Tax Return.  “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Tax Warranty.  “Tax Warranty” shall mean the representations and warranties made by the Company and the Signing Stockholders in Section 2.14 of this Agreement.

Transaction Costs.  “Transaction Costs” means the amount of all fees, costs and expenses that have been incurred or that are incurred by the Company in connection with the transactions contemplated by this Agreement, including any fees, costs or expenses payable to the Company’s outside legal counsel or to any financial advisor, investment banker, finder, accountant or other Person who performed services for or on behalf of the Company (including, specifically, the fees due to Redwood Capital Group), or who is otherwise entitled to any compensation from the Company, in connection with this Agreement or any of the transactions

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contemplated by this Agreement (except for salaries and other compensation paid or payable to employees of the Company and fees payable to service providers, in each case unrelated to this Agreement or the transaction contemplated by this Agreement, and arising only in the ordinary course of business consistent with past practice).

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